Exhibit 10.1

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THE PROVIDENCE SERVICE CORPORATION

And each of Its Subsidiaries Listed on Exhibits A and B,

as Borrowers

with

HEALTHCARE BUSINESS CREDIT CORPORATION,

as Lender

June 28, 2005

i

(cont’d)

3.6	Power of Attorney	31

Section 4. CLOSING AND CONDITIONS PRECEDENT TO THE LOANS		32

4.1	Closing Date	32

4.2	Conditions to Each Loan	33

4.3	Closing	35

4.4	Non-Waiver of Rights	35

Section 5. REPRESENTATIONS AND WARRANTIES		35

5.1	Organization and Validity	35

5.2	Places of Business	36

5.3	Operation of Business	36

5.4	Pending Litigation	36

5.5	Medicaid and Medicare Cost Reporting	37

5.6	Title to Collateral	37

5.7	Governmental Consent	38

5.8	Taxes	38

5.9	Financial Statements	38

5.10	Full Disclosure	38

5.11	Guarantees, Contracts, Investments, etc	39

5.12	Compliance with Laws	39

5.13	Environmental Matters	39

5.14	Capital Stock and Equity Interests	40

5.15	Lockboxes	40

5.16	Borrowing Base Reports	40

5.17	Security Interest	40

(cont’d)

5.18	Accounts.	40

5.19	Pension Plans	41

5.20	Representations and Warranties for each Loan	41

5.21	Commercial Tort Claims	42

5.22	Letter of Credit Rights	42

5.23	Intellectual Property	43

5.24	Management Agreements	43

5.25	Social Service Providers Captive Insurance Co.	43

Section 6. BORROWERS’ AFFIRMATIVE COVENANTS		43

6.1	Payment of Taxes and Claims	43

6.2	Maintenance of Insurance, Financial Records and Corporate Existence.	43

6.3	Business Conducted	45

6.4	Litigation	45

6.5	Taxes	45

6.6	Financial Covenants	45

6.7	Financial and Business Information	45

6.8	Officers’ Certificates	47

6.9	Inspection	47

6.10	Tax Returns and Reports	48

6.11	Material Adverse Developments	48

6.12	Places of Business.	48

6.13	Notice of Action	48

6.14	Verification of Information	48

6.15	Value Track System™.	49

(cont’d)

6.16	Commercial Tort Claims	49

Section 7. BORROWERS’ NEGATIVE COVENANTS		49

7.1	Merger, Consolidation, Dissolution or Liquidation	49

7.2	Liens and Encumbrances	50

7.3	[Intentionally Omitted]	50

7.4	Transactions With Affiliates, Subsidiaries, Non-Profit Borrowers and Managed Entities	50

7.5	Guarantees	50

7.6	Indebtedness	51

7.7	Loans, Investments, Acquisitions	52

7.8	Withdrawals	55

7.9	Payments on Account of Subordinated Debt.	55

7.10	No Interference with Collections	55

7.11	Deposit Accounts	55

Section 8. EVENTS OF DEFAULT		55

8.1	Events of Default	55

8.2	Cure	58

8.3	Rights and Remedies on Default	58

8.4	Nature of Remedies	59

8.5	Set-Off	59

Section 9. MISCELLANEOUS		59

9.1	GOVERNING LAW	59

9.2	Integrated Agreement	59

9.3	Waiver and Indemnity	60

9.4	Time	60

(cont’d)

9.5	Expenses of Lender	60

9.6	Confidentiality	61

9.7	Notices	62

9.8	Headings	62

9.9	Survival	62

9.10	Successors and Assigns	62

9.11	Duplicate Originals	63

9.12	Modification	63

9.13	Third Parties	63

9.14	Waivers	63

9.15	CONSENT TO JURISDICTION	64

9.16	WAIVER OF JURY TRIAL.	64

9.17	Publication	64

9.18	Discharge of Taxes, Borrowers’ Obligations, Etc.	64

9.19	Injunctive Relief	64

9.20	Privacy of Patient Information	65

v

EXHIBITS AND SCHEDULES

Exhibit A	—	Existing Borrowers
Exhibit B	—	New Borrowers
Exhibit 2.1(b)	—	Form of Revolving Credit Note
Exhibit 2.2(b)	—	Form of Borrowing Base Report
Exhibit 2.2(c)	—	Form of Advance Request
Exhibit 2.3(c)	—	Form of Term Note
Exhibit 4.2A	—	Form of Notice to Commercial Obligor
Exhibit 4.2B	—	Form of Notice to Governmental Obligor
Exhibit 6.8	—	Form of Officer’s Certificates
Exhibit 7.4	—	Form of Joinder Agreement

Schedule 1	—	Ineligible Obligors and Concentration Limits
Schedule 2	—	Management Agreements
Schedule 5.1	—	Borrowers’ States of Qualifications
Schedule 5.2	—	Chief Executive Office; Places of Business; Additional Names
Schedule 5.3	—	Provider Identification Numbers
Schedule 5.4	—	Pending Litigation
Schedule 5.6	—	Permitted Liens
Schedule 5.9	—	Fiscal Year End; Tax I.D. Numbers
Schedule 5.11	—	Existing Guaranties, Investments Joint Ventures, etc.
Schedule 5.13	—	Environmental Matters
Schedule 5.14	—	Capital Stock
Schedule 5.15	—	Lockboxes
Schedule 5.21	—	Commercial Tort Claims
Schedule 5.22	—	Letter of Credit Rights
Schedule 5.23	—	Intellectual Property
Schedule 7.4	—	Transactions with Affiliates or Subsidiaries
Schedule 7.5	—	Existing Guarantees
Schedule 7.6	—	Existing Indebtedness

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Second Amended and Restated Loan and Security Agreement (this “Agreement”) is dated this 28th day of June, 2005, by and among The Providence Service Corporation, a Delaware corporation (“Providence”), each of its Subsidiaries listed on Exhibit A attached hereto (together with Providence, collectively, the “Existing Borrowers”) and each of its Subsidiaries listed on Exhibit B attached hereto (collectively, the “New Borrowers” and, together with the Existing Borrowers, each individually a “Borrower”, and collectively, the “Borrowers”), and Healthcare Business Credit Corporation, a Delaware corporation, as lender (“Lender”).

BACKGROUND

A. Certain of the Borrowers and the Lender are parties to that certain Amended and Restated Loan and Security Agreement dated as of September 30, 2003, as amended (the “Original Loan Agreement”) pursuant to which the Lender has extended certain credit facilities to the Existing Borrowers thereunder.

B. Providence and the other Borrowers under the Original Loan Agreement have requested that Lender: (i) permit the New Borrowers to become party to the Original Loan Agreement as Borrowers thereunder; and (ii) increase and extend the credit facilities provided under the Original Loan Agreement.

C. The Lender is willing so to join the New Borrowers as Borrowers under the Original Loan Agreement, increase and extend the credit facilities available to the Borrowers, the Borrowers and the Lender desire to amend and restate the Original Loan Agreement in its entirety.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Terms Defined.

As used in this Agreement, the following terms have the following respective meanings:

“Account” means: (a) all payments and all rights to receive payments owing to a Borrower from an Obligor, together with all unbilled work-in-process for services rendered or goods delivered, arising in connection with the Borrowers’ Business (whether such services are supplied by Borrowers or a third party), including without limitation, all health-care insurance receivables and other rights to reimbursement and/or payment under any agreements with an Obligor; (b) all accounts, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under this Agreement in respect of the foregoing; (c) all information and data compiled or derived by Borrowers or to which Borrowers are entitled in respect of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality); and (d) all products and proceeds of any of the foregoing.

“Accounts Detail File” has the meaning set forth in Section 2.2(b) hereof.

“Acquisition” means:

(a) The acquisition by a Borrower (or a wholly owned Subsidiary of a Borrower which shall become a Borrower hereunder through execution of a Joinder Agreement and such other documents as reasonably requested by the Lender) of all of the outstanding Capital Stock, or all or a substantial portion of the assets, or all or substantially all of an operating division or business unit, of any other entity (the “Target”); or

(b) A merger or consolidation of a Borrower (or a wholly owned Subsidiary of a Borrower which shall become a Borrower hereunder through execution of a Joinder Agreement) with a Target in which such Borrower is the surviving entity or the Target becomes a Borrower hereunder and executes a Joinder Agreement and such other documents as reasonably requested by Lender.

“Activated Revolving Credit Amount” means, as of the Closing Date, $10,000,000, and thereafter, the amount available to Borrowers for borrowing under the Revolving Credit after giving effect to any increases pursuant to Section 2.1(d) hereof.

“Advance(s)” means any monies advanced or credit extended to or for the benefit of Borrowers by Lender, under the Revolving Credit.

“Advance Rate” means with respect to all Eligible Accounts, 85%.

“Advance Request” has the meaning set forth in Section 2.2(c) hereof.

“Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, ten percent (10.0%) or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, ten percent (10.0%) or more of any class of equity interest). For the avoidance of doubt, none of the Non-Profit Borrowers or any Managed Entity shall be deemed to be an Affiliate of any of the Borrowers unless, in the case of a Managed Entity which is not a statutory not-for-profit entity, 10% or more of the Voting Stock of such Managed Entity is owned by any of the Borrowers or any of their Affiliates.

“Agreement” means this Second Amended and Restated Loan and Security Agreement, as amended and in effect from time to time.

“Applicable Margin” means for the period from the date hereof through the date of delivery of the audited financial statements of the Borrowers for the Fiscal Year ended December 31, 2004, (i) as to Advances under the Revolving Credit, four percent (4.00%), and (ii) as to amounts outstanding under the Term Loan, four and one-half percent (4.50%); provided, however, that commencing on the date on which Borrowers deliver to Lender their audited financial statements for the Fiscal Year ended December 31, 2004, and upon Lender’s receipt of Borrowers’ subsequent quarterly financial statements hereunder, the Applicable Margin shall be adjusted to the percentage set forth below opposite the applicable Debt Service Coverage Ratio, determined based upon whether the Debt Service Coverage Ratio for the immediately preceding Fiscal Quarter is at or within the range indicated below for such period.

Quarterly Debt Service Coverage Ratio	Revolving Credit	Term Loan
1.25 : 1.00 to 1.50 : 1.00	4.00%	4.50%
1.50 : 1.00 to 2.00 : 1.00	3.75%	4.25%
Greater than 2.00 : 1.00	3.50%	4.00%

The Applicable Margin shall be calculated and established effective as of the date of Lender’s receipt of Borrowers’ quarterly financial statements delivered pursuant to Section 6.7(a)(ii) hereof, and shall remain in effect until adjusted thereafter (if required pursuant to the terms of this definition) on the first day of the next Fiscal Quarter.

“Authorized Officer” means the chairman, chief executive officer, president, chief financial officer, secretary, treasurer, and any additional officer, employee, member or partner of Borrower Agent authorized by specific resolution of the Borrower Agent to request Loans, as set forth in the incumbency certificate of the Borrower Agent referred to in Section 4.1(d) of this Agreement.

“Bank of Tucson Provider Account Agreement” means that certain Provider Account Agreement, dated as of January 9, 2003, among Bank of Tucson, certain of the Borrowers, the Non-Profit Borrowers, and the Lender, as amended and in effect from time to time.

“Billing Date” means with respect to an Account, the date on which the applicable Borrower bills the Obligor for the goods and/or the services that gave rise to such Account.

“Borrower Agent” has the meaning set forth in Section 2.9(b).

“Borrowers” means (i) each of the Persons named in the preamble hereto as a Borrower (including, without limitation, the Existing Borrowers and the New Borrowers), and (ii) each other Person that may be joined as a Borrower hereunder pursuant to a Joinder Agreement.

“Borrowing Base” means, at any date, an amount equal to the product of (i) the Estimated Net Value of all Eligible Accounts as of such date times (ii) the Advance Rate; provided, however, that the maximum amount included in the Borrowing Base attributable to Unbilled Accounts shall at no time exceed 50% of the portion of the Borrowing Base attributable to Accounts for which an invoice has been sent to the applicable Obligor.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which (a) the aggregate outstanding principal amount of all Advances outstanding as of such date exceeds (b) the lesser of (i) the Activated Revolving Credit Amount as of such date, or (ii) the Borrowing Base as of such date.

“Borrowing Base Excess” means, as of any date, the amount, if any, by which (i) the Borrowing Base as of such date exceeds (ii) the sum of the aggregate outstanding principal amount of all Advances outstanding as of such date.

“Borrowing Base Report” has the meaning set forth in Section 2.2(b) hereof.

“Business” means the Borrowers’ business, which consists of providing a variety of human services, including, without limitation, behavioral health care services, foster care, network management, case management, home-based and community-based counseling, school-based services, and substance abuse treatment.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in Philadelphia, Pennsylvania are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.

“Camelot Pledge Agreement” means that certain Pledge and Security Agreement dated as of January 9, 2003, made by Camelot Care Corporation, as pledgor, in favor of the Lender, as secured party, relating to all of the outstanding Capital Stock of such pledgor’s directly owned Subsidiaries, as amended and in effect from time to time.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all membership interests, partnership interests or other equivalent ownership interests in a Person other than a corporation, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” means, as applied to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person. The amount of the lessee’s obligation under a Capital Lease for purposes of this Agreement shall be the amount required to be accounted for as indebtedness on the balance sheet of the lessee in accordance with GAAP.

“Captive” means Social Services Providers Captive Insurance Co., an Arizona corporation.

“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Services, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.

“Change of Control” means the time at which:

(a) Any Person (other than a Person who is or becomes a Borrower hereunder) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of at least twenty-five percent (25%) of the Voting Stock (based on voting power, in the event different classes of stock shall have different voting powers) of any Borrower, or such Person or group shall otherwise obtain the power to control the election of the Board of Directors of such Borrower;

(b) There shall be consummated any consolidation or merger of any Borrower pursuant to which such Borrower’s common stock (or other Capital Stock) would be converted into cash, securities or other property, other than a merger or consolidation (i) of a Borrower with or into another Borrower or a Person who becomes a Borrower hereunder, or (ii) in which the holders of such common stock (or other Capital Stock) immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock of the surviving corporation immediately after the merger as they had of the applicable Borrower’s common stock (or other Capital Stock) immediately prior to such merger, or (iii) which shall constitute or be a part of a Permitted Acquisition;

(c) All or substantially all of a Borrower’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (other than a Person who is or becomes a Borrower hereunder) in one or a series of transactions; or

(d) Fletcher J. McCusker shall cease for any reason to serve actively as chairman or chief executive officer in the day-to-day management of each of the Borrowers, and (i) within thirty (30) days after the date of such cessation, Borrowers shall have failed to retain an executive search firm reasonably acceptable to Lender (which acceptance shall not be unreasonably withheld or delayed) to identify a candidate for the position of chief executive officer (or chairman, as the case may be) of the relevant Borrowers, or (ii) within one hundred twenty (120) days after the date of such cessation, the relevant Borrowers shall not have appointed a new chief executive officer reasonably acceptable to lender (which acceptance shall not be unreasonably withheld or delayed).

“Closing” has the meaning set forth in Section 4.3 hereof.

“Closing Date” has the meaning set forth in Section 4.3 hereof.

“Collateral” has the meaning set forth in Section 3.1(a).

“Collateralized Investment” means an Investment consisting of a loan, guaranty or other credit support provided by a Borrower to or for the benefit of an Affiliate, Non-Profit Borrower or a Managed Entity (for purposes of this definition, the “Obligor”), which satisfies each of the following conditions:

(i) The obligation of the Obligor in respect of such Investment is evidenced by a duly executed promissory note, reimbursement agreement or other instrument satisfactory to the Lender, and the applicable Borrower shall have pledged or assigned (and, if applicable, endorsed and delivered) such original note, agreement or instrument to the Lender pursuant to documentation satisfactory to the Lender in form and substance;

(ii) The obligation of the Obligor in respect of such Investment is secured by a valid and perfected first priority Lien granted in favor of the applicable Borrower in assets of such Obligor having a fair value (as determined by Lender in its sole discretion) equal to no less than 100% of the amount of such Investment; and

(iii) Such Investment, the obligation of the Obligor to the applicable Borrower in respect thereof, and the collateral securing such obligation are otherwise satisfactory to the Lender in its sole discretion.

“Collections” means with respect to any Account, all cash collections or collections of instruments on such Account.

“Collection Account” has the meaning set forth in Section 2.8(a) hereof.

“Commitment(s)” means individually, the Revolving Credit Commitment and the Term Loan Commitment, and collectively, both of them.

“Commitment Fee” has the meaning set forth in Section 2.4(f) hereof.

“Concentration Limits” means the various financial tests, expressed as percentages of the then current ENV of all Eligible Accounts, described on Schedule 1 as in effect from time to time.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges) and after deducting all charges which should be deducted before arriving at the net income (loss) for such period, all as determined in accordance with GAAP.

“Contract” means an agreement by which an Obligor is obligated to pay Borrowers for services rendered in connection with Borrowers’ Business.

“Credit Facility(ies)” means each of the Revolving Credit, the Term Loan, and any other credit facility extended hereunder by Lender to Borrowers.

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) EBIDA, to (b) the sum of (i) interest expense, plus (ii) the current portion of long-term debt, plus (iii) the current portion of lease payments under Capitalized Leases, plus (iv) all cash payments of principal or premium on account of Subordinated Debt during such period, plus (v) Withdrawals and paid in cash during such period, plus (vi) Investments made during such period other than Collateralized Investments, all as determined for the Borrowers on a consolidated basis in accordance with GAAP; provided that in determining the Debt Service Coverage Ratio, there shall be excluded from such calculation any amounts attributable to any Subsidiary which is not a Borrower hereunder. Notwithstanding anything to the contrary contained in the definition of Consolidated Net Income, for any measurement period hereunder during which any Borrower may have consummated a Permitted Acquisition or other merger, consolidation, or acquisition permitted under Section 7.1(b) below, or an Investment permitted under Section 7.7(d) below, the EBIDA of the Borrowers shall be determined on a pro forma basis as though such transaction had occurred on the first day of such measurement period, and such adjustments to EBIDA shall be made prior to measuring EBIDA for any such period.

“Default Rate” means 300 basis points above the interest rate otherwise applicable on the Loans.

“Defaulted Account” means an Account (a) as to which the initial ENV has not been received in full as Collections within (i) 150 days of the applicable Billing Date, and (ii) 180 days of the applicable date of service, or (b) which has not been billed to the applicable Obligor within 30 days of the date of service and remains unbilled at the date of determination, or (c) which was not billed to the applicable Obligor within 60 days of the date of service, regardless of whether it has been billed subsequently, or (d) which Lender deems uncollectible in the reasonable exercise of its credit judgment because of the bankruptcy or insolvency of, or other adverse event impacting, the applicable Obligor.

“Designated Funding Date” has the meaning set forth in Section 2.2(a) hereof.

“Designated Locations” means the Borrowers’ offices located at (i) 620 North Craycroft Road, Tucson Arizona, 660 North Craycroft Road, 5444 Jefferson Davis Highway, Suite 1000, Fredericksburg, Virginia, (ii) 5524 East Forth Street, Tucson, AZ, (iii) 4910-D Creekside Drive, Clearwater, FL, and (iv) any other business location of any of the Borrowers to which access would be required by the Lender (as determined by Lender in its sole discretion) following the occurrence of an Event of Default in order to successfully bill, collect and track the Accounts.

“Download Date” has the meaning set forth in Section 2.2(b) hereof.

“EBIDA” means, for any fiscal period for the Borrowers and their Subsidiaries, the sum of (i) Consolidated Net Income, plus (ii) Interest Expense, plus (iii) depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP.

“Eligible Account” means an Account of a Borrower:

(a) Which is a liability of an Obligor that is (i) a commercial insurance company acceptable to Lender, organized under the laws of or authorized to do business as a commercial insurance company in, any jurisdiction in the United States, having its principal office in the United States, other than those listed on Schedule 1 as ineligible, or (ii) a Blue Cross/Blue Shield Plan, other than those listed on Schedule 1 as ineligible, or (iii) CHAMPUS, or (iv) a HMO, PPO, POS or other health care plan acceptable to Lender, other than those listed on Schedule 1 as ineligible, or (v) a federal, state or local governmental unit or any intermediary for a federal, state or local governmental unit or an institutional Obligor acceptable to Lender, other than those listed on Schedule 1 as ineligible, or (vi) any other type of Obligor not included in the categories of Obligors listed in the foregoing clauses (i) through (v), which is organized under the laws of any jurisdiction in the United States, having its principal office in the United States (unless Lender shall consent (which consent shall not be unreasonably withheld or delayed) and Lender shall reasonably determine that its Lien on such Account is perfected and Lender would be able to pursue collection of such Account under applicable local law), and which is not listed on Schedule 1 as an ineligible Obligor;

(b) The Obligor of which is not a Managed Entity, an Affiliate of Borrowers, a Non-Profit Borrower or any Affiliate thereof;

(c) The Obligor of which has received a letter substantially in the form of Exhibit 4.2A or B;

(d) As to which the representations and warranties of Section 5.20 hereof are true and correct;

(e) Which is not payable by an Obligor who is the individual patient or person who received the goods or services rendered;

(f) Which is not outstanding more than (i) 150 days past the Billing Date in the case of Accounts that have been billed, and (ii) 30 days past the date the corresponding services and/or goods were provided in the case of Unbilled Accounts; provided that in no event may the Account be outstanding more than 180 days past the date the corresponding services and/or goods were provided;

(g) The Obligor on which, at the time of determination, does not have more than fifty (50%) percent of the Estimated Net Value of its Accounts owing to Borrowers constituting Defaulted Accounts; and

(h) Which complies with such other criteria and requirements as may be specified from time to time by Lender in the reasonable exercise of its credit judgment.

In calculating the amount of any Eligible Account, there shall be excluded the portion of such Account constituting late charges or finance charges, if any. Without limiting the foregoing, the Accounts of each New Borrower or any other party which becomes a Borrower hereunder pursuant to a Joinder Agreement shall not constitute Eligible Accounts, unless and until (A) Lender shall have completed its due diligence with respect to such Accounts, (B) Borrowers shall have delivered to Lender the Accounts Detail File with respect thereto in form and substance satisfactory to Lender, (C) Lender shall have successfully interfaced its Value Track System™ to such Borrower’s data files as contemplated by Section 6.15 hereof, and (C) such Accounts satisfy each of the other conditions and criteria specified in clauses (a) through (h) of this definition of Eligible Accounts.

“Equipment” means all of Borrowers’ now owned or hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment, including vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and all substitutions and replacements therefor, wherever located, and further including, without limitation, all computer hardware and software (including embedded software) and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications.

“Estimated Net Value” or “ENV” means on any date of calculation with respect to any Account an amount equal to the anticipated cash collections as calculated by Lender using the Value Track System™ (which system periodically adjusts such amount to reflect Lender’s reasonable evaluation of the performance of similar Accounts and to reflect payments received with respect thereto), except that if Lender reasonably determines that all Obligor payments with respect to an Account have been made or if an Account has become a Defaulted Account, the ENV of such Account shall be zero.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“Existing Borrowers” means collectively, Providence and each of its Subsidiaries listed on Exhibit A attached hereto.

“Expenses” has the meaning set forth in Section 9.5 hereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Providence and its Subsidiaries ending on December 31 of each calendar year.

“FPS” means Family Preservation Services, Inc., a Virginia corporation.

“Funding Date” has the meaning set forth in Section 2.2(a) hereof.

“GAAP” means generally accepted accounting principles, applied consistently with the financial statements required to be delivered hereunder, except to the extent provided otherwise in Section 1.3 hereof.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.

“HIPAA” has the meaning set forth in Section 9.20.

“Indebtedness” of a Person at a particular date shall mean, without duplication, all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed (including principal, interest, fees and charges), in each case, for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business), and all premiums, if any, due at the required prepayment dates of such indebtedness, the maximum amount available to be drawn under all letters of credit issued for the account of such Person, all obligations of such Person under Capitalized Leases, all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (i.e., take-or-pay and similar obligations), all obligations of such Person under interest rate protection agreements and other hedging agreements, all obligations of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends, distributions or other obligations of any other Person in any manner, and all indebtedness secured by a lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any Indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the Indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Initial Revolving Credit Term” has the meaning set forth in Section 2.1(c).

“Interest Expense” shall mean, with respect to any Person for any period, the total interest expense of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, whether paid or accrued during such period (including the interest component of Capitalized Leases for such period), including, without limitation, bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments and payments made pursuant to hedging agreements covering interest rate risk, but excluding any such payment of interest paid in property other than cash and any other interest expense not payable in cash.

“Inventory” means all of Borrowers’ now owned or hereafter existing or acquired goods, wherever located, that (a) are leased by a Borrower as lessor, (b) are held by a Borrower for sale or lease or to be furnished under a contract of service, or (c) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” means, with respect to any Person, any investment by such Person in any Affiliate, Non-Profit Borrower or Managed Entity in the form of loans, guarantees, advances, capital contributions, purchases or other acquisitions of Indebtedness, Capital Stock, or all of substantially all of the assets of such other Person, but excluding, however, an Acquisition.

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form attached hereto as Exhibit 7.4, pursuant to which a Person shall become a Borrower hereunder in connection with an Acquisition or otherwise.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Leverage Ratio” means, for any period, the ratio of (a) Senior Debt to (b) EBIDA, as determined for Borrowers on a consolidated basis in accordance with GAAP, provided that in determining the Leverage Ratio, there shall be excluded from such calculation any amounts attributable to any Subsidiary which is not a Borrower hereunder. For any measurement period hereunder during which any Borrower may have consummated a Permitted Acquisition or other merger, consolidation, or acquisition permitted under Section 7.1(b) below, the EBIDA of the Borrowers shall be determined on a pro forma basis as though such transaction had occurred on the first day of such measurement period, and such adjustments to EBIDA shall be made prior to measuring EBIDA for any such period.

“LIBOR Rate” means an annual rate of interest equal to the sum of the annual rate in effect in the London Interbank market applicable to one (1) month deposits of U.S. dollars as reported in the Wall Street Journal on the Business Day preceding the date of determination. If the Wall Street Journal is not published on such Business Day or does not report such rate, such rate shall be as reported by such other publication or source as Lender may select.

“Lien” means any lien, encumbrance, mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, or charge (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Loan(s)” means each advance of funds by the Lender to the Borrowers hereunder, specifically including, without limitation, the Advances and the Term Loan (including all Term Advances made thereunder).

“Loan Documents” means this Agreement, the Revolving Credit Note, the Term Note, the Provider Account Agreements and all agreements relating to the Lockboxes, the Pledge Agreements, the Management Fee Subordination Agreements, the Management Agreement Assignment, the Subordination Agreements, all financing statements, all Joinder Agreements, and any other agreements, instruments, documents and certificates delivered in connection with this Agreement.

“Lockbox” means each lockbox bank account in the name of one or more of the Borrowers maintained at a Lockbox Bank, or such other bank as is acceptable to Lender, to which Collections on all Accounts shall be sent.

“Lockbox Bank(s)” means individually and collectively, (i) Wachovia Bank, National Association, (ii) BankOne, N.A., and/or (ii) such other bank that is acceptable to Lender.

“Managed Entities” means any Person for which Providence, any of the other Borrowers, or any of their Affiliates provides or intends in the future to provide management or administrative services, excluding, however, each of the Non-Profit Borrowers.

“Management Agreement(s)” means individually and collectively, (i) each of those certain Management Service Agreements listed on Schedule 2 attached hereto, each as amended to date, and (ii) each additional management services agreement or administrative services agreement that may be entered into between Providence or one of its Affiliates as the manager and any Non-Profit Borrower or other Affiliate as the managed entity; provided, that in the case of any such management agreement with a Non-Profit Borrower (A) a fairness opinion has been issued by an independent valuation firm regarding the management fees payable thereunder, and (B) such agreement has been approved by the Lender in writing (which approval shall not be unreasonably withheld or delayed), as each of the same may be amended, supplemented or replaced with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed).

“Management Agreement Assignment” means that certain Consolidated Amended and Restated Collateral Assignment of Management Agreements dated as of the date of this Agreement, executed in favor of the Lender by each Borrower party to a Management Agreement as a manager (other than Management Agreements with Managed Entities), as amended and in effect from time to time.

“Management Fee Subordination Agreement(s)” means the Subordination Agreements executed by each of the Borrowers in favor of the Lender relating to Indebtedness of the Non-Profit Borrowers in favor of the Borrowers (including, without limitation, all Management Fees payable by the Non-Profit Borrowers pursuant to Management Agreements), each as amended and in effect from time to time.

“Management Fees” means management service fees, expenses and other amounts payable to the Borrowers under any Management Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise), or results of operations of the Borrowers taken as a whole; (ii) the ability of the Borrowers to perform their obligations under this Agreement and the other Loan Documents (including, without limitation, repayment of the Obligations as they come due); (iii) the validity or enforceability of this Agreement, the other Loan Documents, or the rights or remedies of Lender hereunder and thereunder (including, without limitation, the ability of Lender to enforce the Obligations or realize upon any material portion of the Collateral); (iv) the value of the Collateral; or (v) the priority of Lender’s Liens with respect to the Collateral.

“Maximum Revolving Credit” means as of any date, the lesser of (i) the Revolving Credit Commitment, or (ii) the Borrowing Base.

“Monitoring Fee” has the meaning set forth in Section 2.4(e).

“New Borrowers” means each of the Subsidiaries of Providence listed on Exhibit B attached hereto.

“Non-Profit Borrowers” means each of (i) Camelot Community Care, Inc., a Florida corporation not-for-profit, (ii) Family Preservation Services of S.C., Inc., a South Carolina nonprofit corporation, and (iii) Intervention Services, Inc., a Florida corporation not-for-profit.

“Non-Profit Borrower Loan Agreement(s)” means each of those three (3) certain Loan and Security Agreements dated as of September 30, 2003, between Lender and each of the Non-Profit Borrowers, each as amended and in effect from time to time.

“Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrowers, whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to Borrowers under the Loan Documents, whether or not evidenced by any note or other instrument.

“Obligor” means the party primarily obligated to pay an Account.

“Original Loan Agreement” has the meaning set forth in the Recitals to this Agreement.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its bylaws, each as amended, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, each as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization and its operating agreement, each as amended.

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.

“Permitted Acquisition” has the meaning set forth in Section 7.7(g) hereof.

“Permitted Liens” has the meaning set forth in Section 5.6.

“Pledge Agreement(s)” means collectively, the Providence Pledge Agreement and the Camelot Pledge Agreement.

“Property” means an interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Providence Management” means Providence Management Corporation of Florida, Inc., a Florida corporation.

“Providence Pledge Agreement” means that certain Amended and Restated Pledge and Security Agreement dated as of the Closing Date, made by Providence, as pledgor, in favor of the Lender, as secured party, relating to all of the outstanding Capital Stock of Providence’s directly owned Subsidiaries and certain inter-company Indebtedness owing to Providence by certain of the Borrowers, as amended and in effect from time to time.

“Provider Account Agreements” means collectively, the Bank of Tucson Provider Account Agreement, the Wachovia Provider Account Agreement, and each other provider account, lockbox, depository or similar agreement among the Borrowers, the Lender, and a Lockbox Bank, relating to a Lockbox that may be entered into from time to time in connection with this Agreement, each as amended and in effect from time to time.

“Providence” has the meaning set forth in the preamble to this Agreement.

“Repayment Date” has the meaning set forth in Section 2.3(d) hereof

“Revolving Credit” has the meaning set forth in Section 2.1(a).

“Revolving Credit Commitment” means $25,000,000 or such lesser amount as determined from time to time after giving effect to any voluntary reductions by the Borrowers under Section 2.5(c); provided, however, that until the Borrowers shall have requested to increase the amount available to be drawn under the Revolving Credit in accordance with Section 2.1(d) hereof, the maximum amount available in respect of the Revolving Credit Commitment shall be $10,000,000.

“Revolving Credit Maturity Date” has the meaning set forth in Section 2.1(c).

“Revolving Credit Note” has the meaning set forth in Section 2.1(b).

“Securities” has the meaning set forth in Section 6.14 hereof.

“Senior Debt” means all Indebtedness of the Borrowers on a consolidated basis, excluding Subordinated Debt.

“Shareholder” means, as applicable, a shareholder, member or partner of the Borrowers.

“Subordinated Debt” means the Indebtedness due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations.

“Subordinating Creditor” means any Person hereafter executing a Subordination Agreement and, in each case, their respective successors and assigns.

“Subordination Agreement” means an agreement executed by or otherwise binding upon a Subordinating Creditor, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, in form and substance satisfactory to Lender.

“Subsidiary” means any Person (other than an individual or a court or governmental or political subdivision or agency thereof) of which the designated parent shall at any time own, directly or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding Voting Stock.

“Target” has the meaning set forth in clause (a) of the definition of “Acquisition”.

“Term Advance(s)” has the meaning set forth in Section 2.3(a).

“Term Advance Request” has the meaning set forth in Section 2.3(b).

“Term Loan” means the term loan to be made by the Lender to the Borrowers in the form of one or more Term Advances provided in Section 2.3 hereof.

“Term Loan Commitment” means the commitment of the Lender to make the Term Loan to the Borrowers, in the maximum principal amount equal to $25,000,000 or such lesser amount as determined from time to time after giving effect to any voluntary reductions by the Borrowers under Section 2.4(c).

“Term Loan Maturity Date” means June 28, 2010.

“Term Note” has the meaning set forth in Section 2.3(c) hereof.

“Termination Fee” has the meaning set forth in Section 2.4(c)(i).

“Termination Fee Percentage” means, with respect to any prepayment of the Loans or termination of the Commitments pursuant to Section 2.4(c)(i) or 2.4(c)(ii) hereunder: (A) two and one-half percent (2.5%) if the prepayment or voluntary Commitment reduction giving rise to such Termination Fee occurred on or prior to the first anniversary of the date of this Agreement; (B) two percent (2.0%) if the prepayment or voluntary Commitment reduction giving rise to such Termination Fee occurred after the first anniversary of the date of this Agreement but on or prior to the second anniversary of the date of this Agreement; (C) one percent (1.0%) if the prepayment or voluntary Commitment reduction giving rise to such Termination Fee occurred after the second anniversary of the date of this Agreement but on or prior to the fourth anniversary of the date of this Agreement; and (D) zero (0%) if the prepayment or voluntary Commitment reduction giving rise to such Termination Fee occurred after the fourth anniversary of the date of this Agreement.

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“Unbilled Accounts” mean Accounts relating to services rendered in the ordinary course of Borrowers’ business which have been properly recorded in the applicable Borrower’s billing system and books and records, but for which an invoice has not yet been sent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New Jersey.

“Unmatured Event of Default” means an event which with the passage of time, giving of notice or both, would become an Event of Default.

“Unused Line Fee” has the meaning set forth in Section 2.4(d).

“Value Track System™” means the proprietary business system used by Lender to value and record the status of Accounts.

“Voting Stock” means Capital Stock having ordinary voting power to elect a majority of the board of directors (or Persons holding similar functions) of the Person involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Wachovia Provider Account Agreement” means that certain Provider Account Agreement, dated January 9, 2003, among First Union National Bank (now known as Wachovia Bank), certain of the Borrowers, the Non-Profit Borrowers, and the Lender, as amended and in effect from time to time.

“Withdrawals” means payments made in respect of: (a) dividends or other distributions on Capital Stock of the Borrowers; (b) the redemption, repurchase or acquisition of Capital Stock or of warrants, rights or other options to purchase Capital Stock; and (c) loans and advances made to any officers, Affiliates and Shareholders.

1.2 Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders.

Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.3 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement. Financial statements and other information required to be delivered by Borrowers to Lender shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination; provided, however, that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrowers or Lender shall so request, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

1.4 Uniform Commercial Code. All financing terms or terms related to the Collateral, not otherwise specifically defined, shall have the meanings, if any, accorded to them under the UCC.

SECTION 2. THE CREDIT FACILITIES

2.1 Revolving Credit Facility.

(a) Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrowers a line of credit facility (the “Revolving Credit”) pursuant to which Lender shall, from time to time, make Advances to the Borrowers in the form of revolving credit loans. The aggregate outstanding amount of all Advances shall not at any time exceed the Maximum Revolving Credit. In no event shall the initial principal amount of any Advance be less than $25,000. Subject to such limitation, the aggregate outstanding balance of all Advances may fluctuate from time to time, to be reduced by repayments and prepayments made by Borrowers, to be increased by future Advances which may be made by Lender. If at any time there exists a Borrowing Base Deficiency, Borrowers shall immediately repay such Borrowing Base Deficiency in full. Lender has the right at any time, and from time to time, in its reasonable discretion (but without any obligation) to set aside reasonable reserves against the Borrowing Base in such amounts as it may deem appropriate. The Obligations of Borrowers under the Revolving Credit and this Agreement shall at all times be absolute and unconditional.

(b) At Closing, Borrowers shall execute and deliver a promissory note to Lender in the stated principal amount of Twenty-Five Million Dollars ($25,000,000) and payable in the principal amount of the Advances evidenced thereby (as may be amended, modified or replaced from time to time, the “Revolving Credit Note”). The Revolving Credit Note shall evidence Borrowers’ absolute and unconditional obligation to repay Lender for all Advances made by Lender under the Revolving Credit, with interest as herein and therein provided. Each and every Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Note, which is deemed incorporated herein by reference and made a part hereof. The Revolving Credit Note shall be substantially in the form set forth in Exhibit 2.1(b) attached hereto and made a part hereof.

(c) The term of the Revolving Credit (the “Initial Revolving Credit Term”) shall expire on June 28, 2010. All Advances shall be repaid on or before the earlier of the last day of the Initial Revolving Credit Term or upon termination of the Revolving Credit or termination of this Agreement (the “Revolving Credit Maturity Date”). After the Revolving Credit Maturity Date no further Advances shall be available from Lender.

(d) At the Closing, the Activated Revolving Credit Amount, being the amount available to Borrowers for borrowing under the Revolving Credit, shall be $10,000,000. Provided that no Event of Default or Unmatured Event of Default shall have occurred and continue to then exist, Borrowers shall have the option, exercisable upon not less than five (5) Business Days written request to Lender accompanied by payment of the Commitment Fee described in Section 2.4(f)(i) below, to increase the Activated Revolving Credit Amount in multiple increments of $2,500,000, provided that the Activated Revolving Credit Amount shall in no event exceed the Revolving Credit Commitment.

2.2 Funding Procedures.

(a) Subject to the terms and conditions of this Agreement and so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Lender will make Advances to Borrowers (i) once a week, on a specified Business Day of each week (such day to be mutually agreeable to Borrowers and Lender; such day is referred to herein as the “Designated Funding Date”), whether or not Borrowers have requested an Advance to be made on such date, or (ii) on such other Business Day of the week as Borrowers may request (any such requested date of funding, together with the Designated Funding Date, is hereinafter referred to as a “Funding Date”).

(b) Not later than 2:00 P.M. (Eastern Time) on Wednesday of each week (or such other day as mutually agreed by Lender and Borrowers) (such day is referred to herein as the “Download Date”), Borrowers will deliver to Lender the computer file data associated with the Accounts, which shall include, without limitation, changes in the Obligor reimbursement rates as well as other information reasonably required by Lender to enable Lender to process and value the outstanding Accounts of Borrowers on Lender’s Value Track System™ (as well as, following and during the continuation of an Event of Default, to bill and collect such Accounts) (the “Accounts Detail File”). Upon completion of the processing of the data with respect to such Accounts, Lender will prepare and deliver to Borrowers by no later than 5:00 p.m. (Eastern Time) on the first Business Day following the Download Date (or if such Accounts Detail File is not delivered until after 2:00 P.M. (Eastern Time) on the Download Date, the second Business Day following the Download Date), a report regarding the Borrowing Base then in effect, which shall be substantially in the form of Exhibit 2.2(b) (a “Borrowing Base Report”).

(c) On each Designated Funding Date, if Borrowers are in agreement with the facts stated in the Borrowing Base Report, Borrowers will sign and return the Borrowing Base Report to Lender. If Borrowers are requesting that an Advance be made on such Designated Funding Date, Borrowers shall also deliver to Lender, concurrently with the Borrowing Base Report, a written request for such Advance substantially in the form of Exhibit 2.2(c) (an “Advance Request”). If Borrowers request an Advance on a date other than the Designated Funding Date, Lender shall, upon receipt of the Advance Request, prepare and deliver to Borrowers a revised Borrowing Base Report based upon the most recent Accounts Detail File and Collections received since the immediately preceding Designated Funding Date. Borrowers shall verify and sign such Borrowing Base Report (provided the Borrowers are in agreement with the facts stated therein) and return the same to Lender.

(d) Subject to the terms and conditions of this Agreement, if the signed Borrowing Base Report and Advance Request are delivered to Lender before 3:00 P.M. (Eastern Time) on the applicable Funding Date, Lender shall make an Advance on such Funding Date (or the next Business Day if the signed Borrowing Base Report and Advance Request are delivered after 3:00 P.M. (Eastern Time)), in an amount equal to the lesser of (i) the amount of the Advance requested by Borrowers in the applicable Advance Request, or (ii) the Borrowing Base Excess as of such date.

(e) Each Borrowing Base Report and Advance Request may be delivered via telecopy and Borrowers acknowledge that Lender may rely on Borrowers’ signature by facsimile, which shall be legally binding upon Borrowers. In no event will Lender make any Advance on any Funding Date or other date of requested Advances unless Lender shall have received a signed Borrowing Base Report and Advance Request.

(f) Any Advances made by Lender hereunder shall bear interest at the rate applicable to Advances hereunder and under the Revolving Credit Note, shall be treated for all purposes as Loans hereunder, and shall be secured by all of the Collateral.

(g) The Lender’s determination of the Estimated Net Value of the Eligible Accounts and other amounts to be determined or calculated under this Agreement shall, in the absence of manifest error, be binding and conclusive.

2.3 The Term Loan.

(a) The Lender agrees, upon the terms and subject to the conditions hereof, to make the Term Loan to the Borrowers in a maximum principal amount not to exceed the Term Loan Commitment. The Term Loan shall be available to the Borrowers in multiple advances from the Closing Date to the Term Loan Maturity Date (the “Term Advances”), each such Term Advance to be in a minimum amount of $2,500,000 and multiple increments of $2,500,000. Term Advances shall be used by the Borrowers solely to fund Permitted Acquisitions. The making of any Term Advance with respect to any Permitted Acquisition and the amount thereof, shall be within Lender’s sole discretion (provided that the amount of a Term Advance made by Lender may not exceed the amount requested by the Borrowers). Lender is under no obligation to make any Term Advance. The Term Loan (including all Term Advances) shall be secured by all of the Collateral. Notwithstanding anything to the contrary contained herein, in no event may the aggregate outstanding principal balance of the Term Loan on any date exceed the Activated Revolving Credit Amount as of such date. In the event that for any reason the aggregate outstanding principal balance of the Term Loan exceeds the Activated Revolving Credit Amount, Borrowers shall immediately repay such excess in full.

(b) Each request by Borrowers for a Term Advance (a “Term Advance Request”) shall be submitted to Lender in writing, signed by an Authorized Officer of Borrower Agent, no less than thirty (30) days in advance of the proposed funding date for such Term Advance. Each Term Advance Request shall (i) specify the amount of the requested Term Advance, (ii) specify the proposed funding date (which shall be a Business Day), (iii) describe in reasonable detail the proposed Permitted Acquisition, (iv) specify the anticipated owner of the business to be acquired (which may be a Borrower or an Affiliate of a Borrower which, concurrently with the funding of such Term Advance and the closing of such Permitted Acquisition shall become a Borrower hereunder pursuant to a Joinder Agreement), and (v) be accompanied by such additional documents and information required under Section 7.7(e)(vii). In the event of any material change in the proposed amount, funding date, transaction structure or any other matter relevant to a proposed Permitted Acquisition or requested Term Advance, Borrowers shall notify Lender as soon as practicable and provide to Lender any information required by Lender in order to evaluate the change in circumstances.

(c) At Closing, Borrowers shall execute and deliver a promissory note to Lender in the stated amount of the Term Loan Commitment and payable in the amount of the Term Advances evidenced thereby from time to time (as may be amended, modified or replaced from time to time, the “Term Note”). The Term Note shall evidence Borrowers’ absolute and unconditional obligation to repay Lender the full amount of the Term Advances made by Lender thereunder, with interest as herein and therein provided. The Term Note shall be substantially in the form set forth in Exhibit 2.3(c) attached hereto and made a part hereof. The Term Loan and all Term Advances thereunder shall be secured by all of the Collateral.

(d) The principal balance of the Term Loan shall be paid in consecutive monthly installments payable on the first Designated Funding Date of each month (each such date, a “Repayment Date”), commencing with the first Repayment Date following the initial Term Advance hereunder and continuing through the first Designated Funding Date occurring in June 28, 2010. The monthly principal payment amount shall be set forth on a schedule to be prepared or updated by Lender and delivered to Borrowers on each date when a Term Advance is funded. Lender shall prepare or update such schedule (i) by reflecting the amount of the monthly principal payment due on each Repayment Date occurring prior to the Term Loan Maturity Date as the quotient obtained by dividing the sum of (A) the original principal amounts of all Term Advances theretofore made by (B) sixty (60), and (ii) by reflecting the amount of the principal payment due on the Term Loan Maturity Date as the remaining outstanding principal balance of the Term Loan as of the Term Loan Maturity Date. The entire outstanding balance of the Term

Loan (including principal, unpaid interest, unpaid fees and Expenses shall be due and payable on the Term Loan Maturity Date. The amount of the Term Loan (including each Term Advance) and all payments of principal, interest, and fees and expenses due to be received by Lender in respect of the Term Loan shall be recorded in the books and records of Lender, which books and records shall, in the absence of manifest error, be conclusive as to the outstanding balance and/or other information related to the Term Loan. Upon request (which request may not be made more frequently than once per calendar quarter), Lender will provide to Borrower Agent copies of its books and records relevant to the balance of the Term Loan.

(e) Notwithstanding anything to the contrary contained herein, in the event of termination of the Revolving Credit for any reason, or at the expiration of the Initial Revolving Credit Term absent renewal thereof by the Lender, the Term Loan shall mature and all amounts outstanding in respect of the Term Loan (including principal of the Term Advances, interest, fees and Expenses (including, without limitation, Deferred Term Loan Termination Fees, if any) and any other amounts) shall be immediately due and payable by the Borrowers.

(f) Borrowers may prepay the outstanding balance of the Term Loan in whole or in part at any time upon not less than ten (10) days’ prior written notice to Lender, provided that any such prepayment shall be accompanied by accrued interest on the amount so prepaid to the date of such prepayment. Amounts prepaid or repaid on account of the Term Loan may be reborrowed in the form of new Term Advances hereunder, provided that the aggregate outstanding balance of the Term Loan shall at no time exceed the lesser of (i) the Activated Revolving Credit Amount, and (ii) the Term Loan Commitment Amount.

2.4 Interest and Fees.

(a) Interest. Each Loan shall bear interest on the outstanding principal amount thereof from the date made until such Loan is paid in full. Interest shall accrue on amounts outstanding under the Credit Facilities at a per annum rate equal to the LIBOR Rate plus the Applicable Margin, with any change in the LIBOR Rate effective on the next succeeding Designated Funding Date.

(b) Default Rate. If any Event of Default shall occur and be continuing, the rate of interest applicable to each Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.

(c) Termination Fees.

(i) Termination of Commitments. The Borrowers shall have the right to reduce or terminate, in whole or in part, either or both of the unused portion of the Revolving Credit Commitment and the Term Loan Commitment voluntarily at any time and from time to time, upon not less than ten (10) days prior written notice to Lender, provided that, in the case of a reduction or termination of the Revolving Credit Commitment and/or the Term Loan Commitment, Borrowers shall unconditionally be obligated to pay on the effective date of any such reduction or termination, a fee (the

“Termination Fee”) in an amount equal to the applicable Termination Fee Percentage of (A) in the case of a reduction of the Revolving Credit Commitment and/or the Term Credit Commitment, the amount of such reduction, (B) in the case of a termination of the Revolving Credit Commitment, the highest Activated Revolving Credit Amount in effect on or after the date of this Agreement, and (C) in the case of a termination of the Term Loan Commitment, the lesser of (x) the aggregate original amount of all Term Advances made hereunder, and (y) the Term Loan Commitment. Any such voluntary reduction or termination shall be effective on the date set forth in the notice provided by Borrowers to Lender and the applicable Termination Fee (if any) is paid by Borrowers to the Lender. If the Borrowers reduce the Revolving Credit Commitment to an amount that is less than the outstanding principal amount of the Advances on the date of such reduction, then Borrowers shall repay the Advances in the amount of such excess, together with accrued interest on the principal amount so repaid. If the Borrowers reduce the Term Loan Commitment to an amount that is less than the outstanding principal amount of the Term Loan on the date of such reduction, then Borrowers shall repay the Term Loan in the amount of such excess, together with accrued interest on the principal amount so repaid. In no event shall Borrowers reduce the Revolving Credit Commitment or the Activated Revolving Credit Amount to an amount less than the then effective amount of the Term Loan Commitment.

(ii) Termination of Credit Facilities. In the event that Borrowers shall elect to terminate the Credit Facilities in whole prior to the Revolving Credit Maturity Date and the Term Loan Maturity Date (as applicable), all Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Obligations to Lender, in full (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), in immediately available funds, together with the applicable Termination Fee, if any. In connection with any termination of the Credit Facilities in whole, the Lender may, in its reasonable discretion, (i) require a written agreement executed by Borrowers indemnifying Lender from any loss or damage Lender may incur as a result of dishonored checks or other items of payment received by Lender from Borrowers or any Obligor and applied to the Obligations, or (ii) retain such monetary reserves for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage.

(d) Unused Line Fee. Commencing on the Closing Date, Borrowers shall unconditionally pay to Lender a fee (the “Unused Line Fee”) equal to one-half of one percent (.50%) per annum of the aggregate unused portion of the Revolving Credit and the Term Loan, calculated based upon the difference between (i) the sum of the average daily amount of the Revolving Credit Commitment and the Term Loan Commitment, and (ii) the average daily outstanding balance of the Advances and the Term Advances during the preceding month (or portion thereof). The Unused Line Fee shall be calculated and payable monthly, in arrears, on the first Business Day of each calendar month and on the Revolving Credit Maturity Date.

Notwithstanding anything to the contrary contained herein, for purposes of calculating the Unused Line Fees payable hereunder, (A) until request by Borrowers to increase the Activated Revolving Credit Amount pursuant to Section 2.1(d) hereof, the Revolving Credit Commitment shall be deemed to be $10,000,000, whereupon, for purposes of calculating the Unused Line Fee, the Revolving Credit Commitment shall be deemed to be the aggregate amount available to Borrowers in respect of the Revolving Credit after giving effect to the Borrowers’ request pursuant to Section 2.1(d) (or, if applicable, such lesser amount after giving effect to voluntary reductions of the Revolving Credit Commitment pursuant to Section 2.4(c)), and (B) until the funding of Term Advances in an original aggregate principal amount in excess of $10,000,000, the Term Loan Commitment shall be deemed to be $10,000,000, whereupon, for purposes of calculating the Unused Line Fee, the Term Loan Commitment shall be deemed to be the highest principal balance of the Term Loan after giving effect to the making of Term Advances in an original aggregate amount excess of $10,000,000 (or, if applicable, such lesser amount after giving effect to voluntary reductions of the Term Loan Commitment pursuant to Section 2.4(c)).

(e) Monitoring Fee. Commencing on the Closing Date, Borrowers shall unconditionally pay to Lender a monthly fee (the “Monitoring Fee”) in the amount of $1,500.00 per month. The Monitoring Fee shall be payable monthly, in advance, on the first Business Day of each calendar month.

(f) Commitment Fees. In consideration of the Lender making available the Credit Facilities to the Borrowers in amounts up to the Revolving Credit Commitment and the Term Loan Commitment, the Borrowers shall unconditionally pay to Lender the following fees (collectively, “Commitment Fees”), on the dates and in the amounts indicated:

(i) In the event that Borrowers shall request that the Activated Revolving Credit Amount be increased pursuant to Section 2.1(d) hereof above $10,000,000, Borrowers shall pay to Lender, as of the date of Borrowers’ request for such increase, a non-refundable Commitment Fee in the amount of 1.0% of the incremental amount requested by Borrowers in respect of the Revolving Credit.

(ii) In the event that Lender shall make available to Borrowers the proceeds of any Term Advance such that the aggregate original principal amount of all Term Advances funded hereunder exceeds $10,000,000 (including, for purposes of this Section 2.4(f)(ii), amounts prepaid and reborrowed on account of the Term Loan as provided herein), Borrowers shall pay to Lender, no later than the date of making of such Term Advance, a Commitment Fee in an amount equal to 1.0% of the amount of the Term Advance so funded by the Lender.

(iii) Lender acknowledges receipt from Borrowers of commitment fees paid in advance of the Closing Date in an aggregate amount of $75,000 (the “Prepaid Commitment Fee”), which fees are fully earned in consideration of the execution and delivery of this Agreement by the Lender and Lender making the Credit Facilities hereunder available to the Borrowers. To the extent that Borrowers shall become obligated to pay Commitment Fees to Lender pursuant to the foregoing clauses (i) and (ii), such amounts shall be deemed paid by crediting of the Prepaid Commitment Fee in the amount of the applicable Commitment Fee, until the balance of the Prepaid Commitment Fee is reduced to zero. Thereafter, any additional Commitment Fees shall be paid by the Borrowers to the Lender in cash, as provided herein. Lender further acknowledges receipt of a deposit on account of Expenses in the amount of $25,000.

(iv) Notwithstanding the provisions of clauses (i) and (ii) of this Section 2.4(f), and for the avoidance of doubt, to the extent that Borrowers repay or prepay any portions of the Revolving Credit Commitment or Term Loan Commitment for which Borrowers have paid Prepaid Commitment Fees or Commitment Fees as required hereunder, and Borrowers subsequently reborrow Advances and/or Term Advances hereunder in an amount up to the portions of the Commitments for which such Prepaid Commitment Fees and Commitment Fees have been previously been paid, then no additional Commitment Fees shall be payable on account of such amounts so reborrowed hereunder.

2.5 Additional Interest Provisions.

(a) Calculation of Interest. Interest on the Loans shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.

(b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Loans shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.6 Payments.

(a) Interest shall be payable on all amounts outstanding under the Revolving Credit weekly as of each Designated Funding Date. Interest shall be payable on all amounts outstanding under the Term Loan monthly with each installment of principal. Any Termination Fee, Deferred Term Loan Termination Fee, Commitment Fee, and all Unused Line Fees and Monitoring Fees shall be due and payable in accordance with Section 2.4 of this Agreement. Any other fees, costs and Expenses shall be due and payable on demand.

(b) If at any time there exists a Borrowing Base Deficiency, Borrowers shall immediately make such principal repayments of the Advances as is necessary to eliminate such Borrowing Base Deficiency. Until paid in full, the portion of the Advances constituting the

Borrowing Base Deficiency shall bear interest at the Default Rate. If at any time the aggregate principal balance of the Term Advances exceeds the Activated Revolving Credit Amount, Borrowers shall immediately repay such excess in full. Until paid in full, the portion of the Term Advances in excess of the Activated Revolving Credit Amount shall bear interest at the Default Rate.

(c) The entire principal balance of all of the Advances, together with all unpaid accrued interest thereon and any unpaid fees, costs and Expenses shall be due and payable on the Revolving Credit Maturity Date. The entire principal balance of the Term Loan, together with all unpaid accrued interest thereon and any unpaid fees, costs and Expenses shall be due and payable on the Term Loan Maturity Date.

(d) Subject to the terms of Section 2.4(c) above, Borrowers may prepay the principal of the Loans on any Business Day by giving Lender written notice of the proposed prepayment ten (10) days prior to the proposed date of prepayment.

(e) Prior to the occurrence of an Event of Default hereunder, on each Designated Funding Date, Lender shall cause all Collections deposited and/or transferred to the Collection Account since the last Designated Funding Date to be disbursed in the following order of priority:

(i) to Lender, the amount of any costs, fees and Expenses of Lender required to be paid or reimbursed by Borrowers under this Agreement or under any of the other Loan Documents;

(ii) to Lender, an amount equal to the unpaid accrued interest on the aggregate outstanding Advances as of such Designated Funding Date;

(iii) to Lender, an amount equal to any unpaid accrued Unused Line Fees which are then due and payable as of such Designated Funding Date;

(iv) to Lender, the amount of any Borrowing Base Deficiency, if any;

(v) to Lender, an amount equal to the unpaid accrued interest on the Term Loan then due and payable;

(vi) to Lender, an amount equal to any installment of principal on the Term Loan then due and payable; and

(vii) to Lender, the aggregate outstanding amount of the Advances.

All prepayments on account of the Term Loan shall be applied by Lender first, against accrued but unpaid interest on the Term Loan, and then, to scheduled installments of principal on the Term Loan in the inverse order of maturity. Except as otherwise provided herein, all payments of principal, interest, fees, Expenses, or other amounts payable by Borrowers hereunder shall be remitted to Lender in immediately available funds not later than 3:00 p.m.

(Eastern Time) on the day due. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

2.7 Use of Proceeds. Advances under the Revolving Credit and the proceeds of the Term Loan shall be used for Permitted Acquisitions and for general corporate purposes.

2.8 Lockboxes and Collections.

(a) Each Borrower has or will execute and deliver to Lender the Provider Account Agreements pursuant to which all Collections shall be deposited to an applicable Lockbox. Borrowers shall instruct Lockbox Banks to initiate (or, in the case of the Lockbox accounts receiving only proceeds of non-governmental Accounts, to accept an initiation from Lender which effectuates) a daily transfer of all available funds to an account of Lender in the United States to be designated by Lender in a notice in writing to the Borrowers (the “Collection Account”). To the extent that any Lockbox Bank shall receive Collections attributable to any Non-Profit Borrower, the Borrowers shall, or shall cause such Lockbox Bank to, within three (3) Business Days of the date of receipt, deliver the applicable Collections in the form received to the applicable lockbox bank for the Non-Profit Borrower to which such Collections are attributable.

(b) Each Borrower will cause all Collections with respect to all of the Accounts to be sent directly to the applicable Lockbox. In the event that Borrowers receive any Collections that should have been sent to a Lockbox, Borrowers will, promptly upon receipt and in any event within two (2) Business Days of receipt, forward such Collections directly to the applicable Lockbox in the form received, and if requested by Lender, promptly notify Lender of such event. Until so forwarded, such Collections shall be held in trust for the benefit of Lender.

(c) Borrowers shall not withdraw any amounts from the accounts into which the Collections remitted to the Lockboxes are deposited, nor shall Borrowers change the procedures under the agreements governing the Lockboxes and related accounts.

(d) Borrowers will cooperate with Lender in the identification and reconciliation on a daily basis of all Collections. If more than ten percent (10.0%) of the Collections since the most recent Designated Funding Date is not identified or reconciled to the reasonable satisfaction of Lender within ten (10) Business Days of receipt, Lender shall not be obligated to make further Loans until such amount is identified or is reconciled to the reasonable satisfaction of Lender, as the case may be. In addition, if any such amount cannot be identified or reconciled to the satisfaction of Lender, Lender may utilize its own staff or, if it reasonably deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Lender’s own staff shall be in accordance with Lender’s then prevailing customary charges plus out-of-pocket expenses), to make such examination and report as may be necessary to identify and reconcile such amount.

(e) Borrowers will not send to or deposit in the Lockboxes any funds other than payments made with respect to Accounts.

(f) So long as no Event of Default has occurred and continues to exist, on each Designated Funding Date (or in Lender’s discretion, more frequently), Lender shall cause all Collections which have been deposited in the Collection Account since the last Designated Funding Date to be disbursed in the order of priority required by Section 2.6(e). In addition, promptly upon request of Borrowers, so long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing, Lender shall disburse to Borrowers the amount, if any, by which the collected balance in the Collection Account exceeds the aggregate outstanding principal amount of the Advances and all interest and other amounts that will be payable on the next Designated Funding Date. Following the occurrence and during the continuation of an Event of Default, Lender may apply all Collections to Borrowers’ Obligations in such order as Lender may in its sole discretion determine.

(g) Notwithstanding anything to the contrary contained in the Loan Agreement, each of the Borrowers shall enter into a lockbox arrangement with a bank acceptable to the Lender (the “Lockbox Bank”) no later than July 15, 2005. Notwithstanding anything to the contrary contained herein, until each of the Borrowers has entered into a lock box arrangement with a Lockbox Bank and has executed Provider Account Agreements relative thereto in form and substance satisfactory to the Lender and such other agreements reasonably required by the Lockbox Bank and/or the Lender, the total aggregate amount available for borrowing under the Term Loan shall not exceed $10,000,000 and the total aggregate amount available for borrowing under the Revolving Credit shall not exceed $10,000,000.

2.9 Joint and Several Liability; Appointment of Borrower Agent.

(a) Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents. Each Borrower expressly understands, agrees and acknowledges that (i) the Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility on the terms herein provided, (iv) Lender will be lending against, and relying on a lien upon, all of the Borrowers’ assets even though the proceeds of any particular Loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Loans by Lender and the availability of a single credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.

(b) Each of the Borrowers hereby irrevocably designates and authorizes Providence to act as its agent generally for purposes of this Agreement and the other Loan Documents (Providence, in such capacity, is referred to herein as the “Borrower Agent”). Each Borrower agrees (i) that Borrower Agent may exercise any right, or perform any obligation, specified by this Agreement on such Borrower’s behalf, (ii) that all documents and instruments executed by the Borrower Agent on such Borrower’s behalf will jointly and severally bind such Borrower, and (iii) to be bound by any communication or request delivered by the Borrower Agent to Lender or its agents. Each Borrower grants to Borrower Agent a power of attorney to act on its behalf as provided herein, including, without limitation, with respect to executing documents and instruments, requesting Advances hereunder, and providing notices, reports, certificates and statements to, and receiving the same from, Lender hereunder and under the other Loan Documents. This appointment as attorney-in-fact is durable and irrevocable as long as any Obligations are outstanding, and will not be affected by any disability or incapacity of any Borrower or any of its employees, agents or representatives, or the lapse of time. The Lender shall be entitled to rely on any such communication or request delivered by the Borrower Agent.

SECTION 3. COLLATERAL

3.1 Collateral.

(a) Grant of Security. Pursuant to the Original Loan Agreement, the Existing Borrowers granted or caused to be granted to Lender security interests, liens, rights of set off and assignments as security in, upon, against and of collateral described in the Original Loan Agreement (the “Existing Collateral”) in order to secure payment and performance of all Obligations described in the Original Loan Agreement (the “Existing Obligations”). Each Existing Borrower hereby restates, reaffirms and continues those grants of the Existing Collateral pursuant to the remaining provisions of this Section, and Lender shall retain its interests in the Existing Collateral, in order to secure payment and performance of all Obligations (which include the Existing Obligations) in accordance with the respective terms and provisions of this Agreement and the other Loan Documents. To the extent that the Collateral described below in this Section includes assets and properties of the Existing Borrowers not included in the Existing Collateral, each Existing Borrower intends to grant, and pursuant to the remaining provisions of this Section hereby grants to Lender, a continuing security interest in and to those assets and properties. In consideration of Lender continuing to make the Credit Facilities available hereunder and permitting the New Borrowers to be joined as Borrowers hereunder, each New Borrower hereby grants in favor of the Lender the collateral security described in this Section to secure all of the Obligations.

To secure the prompt payment when due, and the punctual performance of all of the Obligations, each Borrower assigns to Lender, and grants to Lender a security interest in and to all of its right, title and interest, in and to the following Property (collectively, the “Collateral”):

(i) all accounts, healthcare receivables, payment intangibles, instruments and other rights to receive payments of the Borrowers (including, without limitation, the Accounts), whether now existing or hereafter arising or acquired;

(ii) all documents and instruments (including all promissory notes), chattel paper (whether tangible or electronic chattel paper), guarantees, letters of credit (whether or not the letter of credit is evidenced by a writing), banker’s acceptances and similar instruments, including all letter of credit rights;

(iii) all Lockboxes, all Collection Accounts and other deposit accounts, all funds received thereby or deposited therein, and any checks or instruments from time to time representing or evidencing the same, and all rights with respect thereto;

(iv) all goods, including without limitation all Inventory and Equipment;

(v) all commercial tort claims;

(vi) all general intangibles including, without limitation, contract rights, payment intangibles, any disproportionate share settlements, risk share settlements, cost report settlements, capitation settlement payments or other distributions related to the Collateral or any portion thereof of the related contracts, all trademarks, trademark applications and registrations, copyrights, trade names, patents, service marks and other intellectual property and associated goodwill and the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringement thereof throughout the world;

(vii) all investment property, including securities (whether certificated or uncertificated), and all cash, monies, credit balances, supporting obligations, and deposits;

(viii) all books and records of such Borrowers evidencing or relating to or associated with any of the foregoing;

(ix) all information and data compiled or derived by such Borrowers with respect to any of the foregoing (other than any such information and data subject to legal restrictions of patient confidentiality), and all rights, remedies, guarantees and collateral evidencing, securing or otherwise relating to or associated with, any of the foregoing, including without limitation all rights of enforcement and collection; and

(x) all collections, receipts, insurance proceeds, and other proceeds (cash and noncash) derived from any of the foregoing.

(b) Limitations on Grant of Security. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Collateral include, and no Borrower shall be deemed to have granted a security interest in, any of such Borrower’s right, title or interest in or to any license, contract or agreement to which such Borrower is party as of the date hereof or any of its right, title or interest thereunder to the extent that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Borrower is party (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406 to 9-409 of the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Borrower shall be deemed to have granted a security interest in, all rights and interests as if such provision had never been in effect.

3.2 Lien and Ancillary Documents. Borrowers shall execute (if required) and deliver to Lender, or shall have executed (if required) and delivered the following documents, instruments and agreements (all in form and substance reasonably satisfactory to Lender), at the time(s) or within the periods indicated:

(a) At the Closing, Uniform Commercial Code financing statements which Lender may file in the jurisdiction where each Borrower is organized and in any jurisdiction where a financing statement must be filed in order to perfect a security interest in any Collateral;

(b) No later than December 31, 2005, a Landlord Waiver Agreement with respect to Borrowers’ Fredericksburg, Virginia location or such other business location to which Borrowers have relocated all of their Fredericksburg, Virginia operations;

(c) No later than June 30, 2005, an analysis of patient billings for each Borrower business location for the preceding six month period, setting forth for each location on a month by month basis, total patient billings by amount and by percentage of total Borrower billings; and, following delivery of such report, within thirty (30) days of Lender’s request therefor, Borrower shall use commercially reasonable efforts to deliver to Lender a Landlord Waiver Agreement for any additional Borrower business location reasonably determined by Lender to represent a material portion of Borrowers’ aggregate patient billings and for which all patient, billing and other information required in order for Lender to track, bill and collect Borrowers’ Accounts is not located at any other location for which Lender has received a Landlord Waiver Agreement in form and substance satisfactory to Lender; and

(d) Any other agreements, documents, instruments and writings, including, without limitation, security agreements, deposit account control agreements (but only with respect to deposit accounts other than Lockboxes in which the proceeds of governmental Accounts are deposited), deeds of trust and assignment agreements, reasonably required by Lender to evidence, perfect or protect Lender’s liens and security interest in the Collateral or as Lender may reasonably request from time to time.

3.3 Other Actions.

(a) In addition to the foregoing, Borrowers shall do anything further that may be lawfully and reasonably required by Lender to perfect Lender’s security interests and to effectuate the intentions and objectives of this Agreement, including, but not limited to, the execution (if required) and delivery of continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Lender’s reasonable request, Borrowers shall also immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect Lender’s security interest therein) to Lender, all items for which Lender must or may receive possession to obtain a perfected security interest.

(b) Lender may at any time and from time to time, file financing statements, continuation statements and amendments thereto that describe the Collateral and which contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether any Borrower is an organization, the type of organization and any organization identification number issued to any Borrower. Borrowers agree to furnish any such information to Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Lender on behalf of each Borrower (if a signature is required) and may be filed at any time in any jurisdictions by Lender. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such financing statement, continuation statements and amendment prior to filing.

3.4 Searches. Lender shall, prior to or at Closing, and thereafter as Lender may reasonably request from time to time, at Borrowers’ expense, obtain the following searches:

(a) UCC Searches. With respect to each Borrower, UCC searches with the Secretary of State and, where applicable, local filing office, of each state where each Borrower is organized, maintains its chief executive office, a place of business, or assets;

(b) Judgments, Etc. Judgment, federal and state tax lien searches against the Borrowers, in all applicable filing offices of each state searched under subparagraph (a) above.

3.5 Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

3.6 Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following (such power to be deemed coupled with an interest): (a) Endorse the name of Borrowers upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrowers and constitute collections on the Collateral for purpose of depositing the same in the applicable Lockbox; (b) Execute in the name of Borrowers any financing statements, schedules, assignments, instruments, documents and statements that Borrowers are obligated to give Lender hereunder or is necessary to perfect Lender’s security interest or lien in the Collateral (but only with respect to deposit accounts other than Lockboxes in which the proceeds of governmental Accounts are deposited) (provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such item prior to filing such item or delivering such item to any third party); (c) To verify validity, amount or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise; and (d) Effective upon the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Lender may reasonably deem necessary or desirable to enforce its right with respect to any Collateral; provided, however, that such power of attorney shall be effective and shall be exercised only to the extent that such effectiveness and such exercise would not violate, or cause any Borrower to violate, the provisions of 42 U.S.C. §1395g(c), 42 U.S.C. §1396a(a)(32), any state law, or any state plan enacted in accordance with 42 U.S.C. §1396a(a)(32).

SECTION 4. CLOSING AND CONDITIONS PRECEDENT TO THE LOANS

4.1 Closing Date. The Closing under this Agreement and the obligation of the Lender to make the initial Loan(s) hereunder are subject to the satisfaction of the following conditions precedent on or before the Closing Date (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Loan Documents. The Lender shall have received this Agreement, the Revolving Credit Note, the Term Note, the Management Agreement Assignment, the Pledge Agreements, and any other required Loan Documents, all properly executed by each party thereto other than the Lender;

(b) Additional Documents. The Lender shall have received each additional document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

(c) Organizational Documents. The Lender shall have received: (i) Certified copies of resolutions of the board of directors, general partners, or managers, as applicable, of each of the Borrowers, authorizing the execution of this Agreement and the other Loan Documents and each document required to be delivered by any Section hereof; (ii) Copies of the Organizational Documents of each of the Borrowers (certified, as applicable, by the Secretary of State of each Borrower’s state of organization or formation or the clerk, secretary, managing member or general partner of such Borrower) (or, with respect to the Existing Borrowers, a certificate of the clerk, secretary, managing member or general partner of each Existing Borrower certifying that there have been no changes to the Organizational Documents of such Existing Borrower from the forms thereof previously delivered to the Lender in connection with the closing under the Original Credit Agreement); and (iii) Good Standing or equivalent certificates showing each Borrower to be in good standing in its respective state of incorporation or organization;

(d) Incumbency. The Lender shall have received incumbency certificates identifying all Authorized Officers of Borrower Agent and all other officers of the Borrowers that are authorized to sign this Agreement on behalf of such Borrowers, with specimen signatures;

(e) Opinion of Counsel. The Lender shall have received in form and substance satisfactory to Lender such opinion letters of counsel to the Borrowers with respect to the Loan Documents and such other matters as Lender shall request;

(f) Fees and Expenses. The Borrowers shall have paid all fees and Expenses associated with the Credit Facilities incurred to the Closing Date;

(g) Lockbox Matters. The Lender, Borrowers and each Lockbox Bank shall have executed and delivered modifications to the applicable Provider Account Agreements and such other agreements relating to the Lockboxes as required by the Lender, each in form and substance satisfactory to the Lender;

(h) Lien Searches. The Lender shall have received the results of Uniform Commercial Code, judgment, federal and state tax lien searches pursuant to Section 3.4 above, all in form and substance satisfactory to Lender;

(i) Collateral Releases. Lender shall have received releases from all Persons having a security interest or other interest in the Collateral, together with all UCC-3 terminations necessary to terminate such Persons’ interests in the Collateral;

(j) Evidence of Insurance. Lender shall have received evidence of Borrowers’ insurance coverage in accordance with the provisions of Section 6.2 hereof satisfactory to Lender in its sole discretion, together with all certificates, endorsements and other items required to be delivered under Section 6.2(a) and (b);

(k) Closing Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief financial officer of each Borrower certifying that all of the conditions specified in this Section 4.1 have been fulfilled in all material respects (except to the extent that fulfillment of any such condition depends on the acceptability of any item to the Lender or on the Lender’s satisfaction with any of the matters described in this Section 4.1) and that there has not occurred any material adverse change in the operations and conditions (financial or otherwise) of the Borrowers and their Subsidiaries since March 31, 2005;

(l) Pledged Collateral. Lender shall have received amendments to the Pledge Agreements relative to (i) the pledge of the Capital Stock of each of the New Borrowers, together with original stock certificates evidencing all such pledged shares and stock powers duly executed in blank, and (ii) the pledge of the inter-company Indebtedness referred to in the Providence Pledge Agreement, together with the original promissory notes evidencing such Indebtedness;

(m) Financial Statements. No later than fifteen (15) days preceding the Closing, Lender shall have received the most recent monthly, quarterly and year to date financial statements with respect to each of the Borrowers, in the form required pursuant to Section 6.7(a) hereof;

(n) 2005 Budget. Lender shall have received Borrowers’ projected financial statements for Fiscal Year 2005; and

(o) Additional Items. The Lender shall have received all other documents, information and reports required or requested to be executed and/or delivered by Borrowers under any provision of this Agreement or any of the Loan Documents.

4.2 Conditions to Each Loan. The obligation of the Lender to make any Loan hereunder (including the initial Loan(s) to be made on the Closing Date, if any) is subject to the satisfaction of the following conditions precedent on or before the date of making of the relevant Loan (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) In the case of Advances, after giving effect to such Advance:

(i) the aggregate principal amount of all Advances outstanding shall not exceed the lesser of (A) the Activated Revolving Credit Amount then in effect, or (B) the Maximum Revolving Credit then in effect;

(ii) the ENV of all Eligible Accounts shall not exceed any of the Concentration Limits; and

(iii) if applicable, Borrowers shall have paid the Commitment Fee required to be paid under Section 2.4(f)(i).

(b) In the case of Term Advances:

(i) Borrowers shall have complied with the provisions of Section 2.3 hereof with respect to the applicable Permitted Acquisition and Term Advance;

(ii) if required by Lender, any entity acquired in connection with such Permitted Acquisition or any Subsidiary of the Borrowers formed in connection with such Permitted Acquisition, shall be joined as a Borrower under this Agreement pursuant to a Joinder Agreement in form and substance satisfactory to Lender;

(iii) Borrowers shall have paid the Commitment Fee required to be paid under Section 2.4(f)(ii); and

(iv) The aggregate principal balance of the Term Loan after giving effect to the requested Term Advance shall not exceed the Activated Revolving Credit Amount then in effect.

(c) As of the date of the making of such Loan, (i) all representations and warranties of Borrowers shall be true and correct in all material respects on and as of that date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such date), (ii) without limiting the foregoing, the representations and warranties set forth in Section 5.20 shall be true and correct with respect to each Eligible Account included in the Borrowing Base, (iii) Borrowers shall be in compliance with this Agreement and the other Loan Documents and no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and (iv) Borrowers shall have certified such matters to Lender, in the case of an Advance, pursuant to the form of Borrowing Base Report or Advance Request relating to such Loan;

(d) Borrowers shall have signed and delivered to Lender copies of notices in the form of Exhibit 4.2A and 4.2B with respect to any new Obligors which have not previously received such notice, directing such Obligors to make payment to a Lockbox;

(e) The lockbox arrangements required by Section 2.8 hereof shall be in effect, and the amounts received in the Lockboxes shall have been identified or reconciled to Lender’s reasonable satisfaction, as required by Section 2.8(d) hereof; and

(f) Borrowers shall have taken such other actions, including the delivery of documents (including, without limitation, in the case of Advances, an Advance Request and Borrowing Base Report), as Lender may reasonably and in good faith request.

4.3 Closing. Subject to the conditions of Sections 4.1 and 4.2, the Credit Facilities shall be made available on the date (“Closing Date”) this Agreement is executed and all of the conditions contained in Sections 4.1 and 4.2 hereof are completed (the “Closing”).

4.4 Non-Waiver of Rights. By completing the Closing hereunder, or by making Loans hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrowers hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrowers are specifically reserved by Lender.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce Lender to complete the Closing and make the Loans under the Credit Facilities to Borrowers, Borrowers warrant and represent to Lender that:

5.1 Organization and Validity.

(a) Each of the Borrowers and their Subsidiaries: (i) is duly organized as either a corporation or limited liability company and validly existing under the laws of its state of incorporation or formation, as the case may be; and (ii) is duly qualified, validly existing and in good standing, and has lawful power and authority to engage in the business it conducts in each state and other jurisdiction where the nature and extent of its business requires qualification, except where the failure to so qualify would not have a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business as of the Closing Date is attached hereto as Schedule 5.1 and made a part hereof.

(b) The making and performance of this Agreement and the related Loan Documents will not: (i) violate any law, government rule or regulation, or the charter, minutes, partnership agreement, operating agreement or bylaw provisions of any of the Borrowers; or (ii) violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any Borrower or any Subsidiary is a party, or by which any of the Borrowers or such Subsidiaries is bound. None of the Borrowers or any Subsidiary is in violation of, or has knowingly caused any Person to violate any term of any agreement or instrument to which it or such Person is a party or by which it may be bound, or of its charter, minutes, partnership agreement, operating agreement or bylaws, which violation could reasonably be expected to have a Material Adverse Effect.

(c) Each of the Borrowers has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.

(d) This Agreement, the Revolving Credit Note, the Term Note, and the other Loan Documents, when delivered, will be valid and binding upon Borrowers and enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

5.2 Places of Business. As of the Closing Date, the jurisdiction of organization, the address of the chief executive office and all other places of business of each of the Borrowers are as set forth on Schedule 5.2. As of the Closing Date, except as disclosed on Schedule 5.2: (i) no Borrower has been organized in any other jurisdiction nor has changed the location of its chief executive office in the five years preceding the Closing Date; (ii) no Borrower has changed its name in the five years preceding the Closing Date; (iii) during such period, none of the Borrowers has used any fictitious or trade name; and (iv) no Borrower maintains any material books and records or material billing information at any location other than a Designated Location which is not duplicated or capable of being duplicated through at a Designated Location. The Designated Locations contain all books, records, financial and billing information and computer hardware and software required in order to process the outstanding Accounts of Borrowers as well as, following and during the continuation of an Event of Default, to bill and collect such Accounts.

5.3 Operation of Business. Each of the Borrowers (a) maintains, to the extent applicable, Medicare and Medicaid provider status and is the holder of the provider identification numbers identified on Schedule 5.3 hereto (as supplemented or modified from time to time by written notice by Borrower to Lender), all of which are current and valid; and the Borrowers have not allowed, permitted, authorized or caused any other Person to use any such provider identification number, and (b) has obtained all material licenses, accreditations, certificates of need and approvals of Governmental Authorities and all other Persons necessary for such Borrower to own its assets, to carry on its business, to execute, deliver and perform the Loan Documents, and to receive payments from the Obligors. As of the Closing Date, none of the Borrowers has been notified by any such Governmental Authority or other Person during the immediately preceding twenty-four month period that such party has rescinded or not renewed, or intends to rescind or not renew, any such material license or approval.

5.4 Pending Litigation. Except as set forth on Schedule 5.4 hereto and for other matters disclosed by Borrowers to Lender from time to time as required hereby, there are no judgments or judicial or administrative orders, proceedings or investigations (civil or criminal) pending, or to the knowledge of the Borrowers, threatened, against any of the Borrowers or any

Subsidiary in any court or before any governmental authority or arbitration board or tribunal, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect. None of the Borrowers or any Subsidiary is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, except for any such matters which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No executive officer of any of the Borrowers has been indicted or convicted in connection with or is engaging in any criminal conduct, or is currently subject to any material lawsuit or proceeding or (to the knowledge of Borrowers) under investigation in connection with any anti-racketeering or other conduct or activity.

5.5 Medicaid and Medicare Cost Reporting. To the extent applicable, the Medicaid and Medicare cost reports of each facility and of the home office of each of the Borrowers for all cost reporting periods have been submitted when and as required to (i) as to Medicaid, the state agency, or other CMS-designated agent of such state agency, charged with such responsibility or (ii) as to Medicare, the Medicare intermediary or other CMS-designated agent charged with such responsibility.

5.6 Title to Collateral. Each of the Borrowers has good and marketable title to all the Collateral, free from Liens, except for the following (collectively, “Permitted Liens”):

(a) Liens in favor of Lender;

(b) Liens for taxes which are not yet overdue or the validity of which is being contested in good faith by appropriate proceedings diligently pursued and for which reserves or other appropriate provision as shall be required by GAAP have been made on Borrowers’ books and records;

(c) Liens securing Indebtedness described in Section 7.6(d) and 7.6(i) hereof, provided that such Liens attach only to such real or personal property acquired with the proceeds of such Indebtedness and the proceeds thereof;

(d) Deposits or pledges under workman’s compensation, unemployment insurance, social security and similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or leases or to secure indemnity, performance or similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds;

(e) Mechanics’, materialmen’s, workmen’s, artisan’s and other non-consensual statutory Liens arising in the ordinary course of business to the extent such Liens secure Indebtedness (i) which is not overdue, or (ii) relating to claims or liabilities which are fully insured, or (iii) which are being contested in good faith by appropriate proceedings and for which the applicable Borrower has taken a reserve on its books in accordance with GAAP;

(f) Reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real estate owned or leased by Borrowers, provided that they do not in the aggregate materially detract from the value of the real estate or materially interfere with its use in the ordinary course of the applicable Borrower’s business;

(g) Leases or subleases granted to others not interfering in any material respect with the Business of the Borrowers;

(h) Liens granted in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described above, provided that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or replaced does not increase; and

(i) Liens existing as of the Closing Date that are described on Schedule 5.6 attached hereto.

5.7 Governmental Consent. Neither the nature of Borrowers or of Borrowers’ Business or Property, nor any relationship between any of the Borrowers and any other Person, nor any circumstance affecting Borrowers in connection with the execution and delivery of this Agreement and the other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Borrowers that has not been obtained or made, except for any of the same the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.8 Taxes. All tax returns required to be filed by each of the Borrowers and their Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Borrowers, such Subsidiaries, or upon any of their respective Properties, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings and for which reserves or other appropriate provision as required by GAAP have been made therefor on applicable Borrower’s or Subsidiary’s books and records. Borrowers are not aware of any proposed additional tax assessment or tax to be assessed against or applicable to any of the Borrowers that could reasonably be expected to have a Material Adverse Effect.

5.9 Financial Statements. All financial statements delivered by the Borrowers to the Lender in connection with the negotiation of this Agreement and Lender’s due diligence have been prepared in accordance with GAAP (subject to the absence of footnotes and normal year end adjustments in the case of unaudited financial statements), and are true, complete and correct in all material respects. As of the Closing Date, the fiscal year for Borrowers ends on the date set forth on Schedule 5.9 hereto, and the federal tax identification number and any applicable state tax or identification number for each of the Borrowers is as set forth on Schedule 5.9 hereto.

5.10 Full Disclosure. Neither the financial statements referred to in Section 5.9, nor any documents or any written statement furnished by or on behalf of Borrowers to Lender in connection with the negotiation of the Credit Facilities, or contained in any financial statements or documents relating to the Borrowers, contain any untrue statement of a material fact or omit a material fact (known to the Borrowers in the case of any document not furnished by them) necessary to make the statements contained therein or herein not misleading in light of the circumstances in which the same were made.

5.11 Guarantees, Contracts, Investments, etc.

(a) Except as described in Schedule 5.11 hereto and for items arising after the Closing Date permitted under the terms of this Agreement, none of the Borrowers owns or holds any Investment, or any other equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or have any outstanding borrowings from, any Person.

(b) Except as described on Schedule 5.11 hereto and for items arising after the Closing Date permitted under the terms of this Agreement, none of the Borrowers is engaged in, nor does it have an interest in any joint venture or partnership with any other Person, or has any Subsidiaries.

(c) None of the Borrowers is subject to any charter or other restriction in its governing documents, which materially and adversely affects its business, financial condition, Property or prospects.

(d) Except as otherwise specifically provided in this Agreement, none of the Borrowers has agreed or consented to cause or permit any of the Collateral, whether now owned or hereafter acquired, to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

5.12 Compliance with Laws.

(a) None of the Borrowers or any Subsidiary is in violation of, has received written notice that it is in violation of, or has knowingly caused any Person to violate, any applicable statute, regulation or ordinance of any Governmental Authority (including without limitation, environmental laws and regulations), which could have a Material Adverse Effect.

(b) Each of the Borrowers and each Subsidiary is current with all reports and documents required to be filed with any Governmental Authority and is in full compliance in all material respects with all applicable rules and regulations of such Governmental Authorities, except where such failure to file or such non-compliance could reasonably be expected to have a Material Adverse Effect.

5.13 Environmental Matters. Except as disclosed on Schedule 5.13 hereto, and except, in each case as could not reasonably be expected to have a Material Adverse Effect, none of the Borrowers has knowledge:

(a) of the presence of any Hazardous Substances on any real property where any of the Borrowers or any Subsidiary conducts operations or has its personal property; or

(b) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any such real property or where any Collateral is located; or

(c) of any spills, releases, discharges or disposal of Hazardous Substances that have occurred, are presently occurring on any other real property as a result of the conduct, action or activities of any of the Borrowers or their Subsidiaries.

5.14 Capital Stock and Equity Interests. As of the Closing Date, the authorized and outstanding shares of Capital Stock of each of the Borrowers and each of their respective Subsidiaries is as set forth on Schedule 5.14 hereto. All of the shares of Capital Stock of each Borrower and Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and have been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. As of the Closing Date, except as set forth on Schedule 5.14, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or Subsidiary is bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of the Borrowers or such Subsidiaries. As of the Closing Date, except as set forth in Schedule 5.14, none of the Borrowers or any Subsidiary has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.15 Lockboxes. As of the Closing Date, Schedule 5.15 sets forth all deposit accounts, Lockboxes and other Lockbox Accounts maintained by each Borrower. Each Obligor of an Eligible Account has been directed by a notice in the form of Exhibit 4.2A or 4.2B (as applicable) to this Agreement to remit all payments with respect to such Account to the applicable Lockbox.

5.16 Borrowing Base Reports. Each Borrowing Base Report signed by Borrowers or Borrower Agent contains an accurate summary of all Eligible Accounts of the Borrowers contained in the Borrowing Base as of its date.

5.17 Security Interest. Each of the Borrowers has granted to Lender a valid, perfected, first priority security interest in the Accounts and the other Collateral subject to no other Liens, except for Permitted Liens.

5.18 Accounts.

(a) None of the Borrowers has done anything to interfere with the collection of the Accounts, and the Borrowers have not amended or waived the terms or conditions of any Account or any related Contract in any material adverse manner without Lender’s prior written consent.

(b) Each of the Borrowers has made all payments to Obligors necessary to prevent any Obligor from offsetting any earlier overpayment to Borrowers against any amounts such Obligor owes on an Account.

(c) Except for Borrowers’ Fredericksburg, Virginia location, all information required for Lender to track and bill the Accounts for all of the Borrowers is available at the locations for which the Borrowers have obtained a waiver agreement from the landlords or can be replicated from such locations.

5.19 Pension Plans. Each pension or profit sharing plan, if any, to which any Borrower or Subsidiary is a party has been funded in accordance with the obligations of Borrowers set forth in such plan.

5.20 Representations and Warranties for each Loan. As of each date that Borrowers shall request any Advance, and as of each Funding Date, Borrowers shall be deemed to make, with respect to each Eligible Account included in the Borrowing Base, each of the following representations and warranties:

(a) Such Account satisfies each of the conditions of an Eligible Account.

(b) All information relating to such Account that has been delivered to Lender is true and correct in all material respects. With respect to each such Account that has been billed, Borrowers have delivered to the Obligor all reasonably requested supporting claim documents, and all information set forth in the bill and supporting claim documents is true, complete and correct in all material respects.

(c) There is no Lien or material adverse claim in favor of any third party, nor any filing against any Borrower, as debtor, covering or purporting to cover any interest in such Account.

(d) Such Account is (i) payable in an amount not less than its Estimated Net Value by the Obligor identified by Borrowers as being obligated to do so, and Borrowers have not received notice from the applicable Obligor to the contrary, (ii) the legally enforceable obligation of such Obligor, and (iii) an account receivable or general intangible within the meaning of the Uniform Commercial Code of the state in which the applicable Borrower is organized, and is not evidenced by any instrument or chattel paper. Except for co-payment obligations, there is no payor other than the Obligor identified by Borrowers as the payor primarily liable on such Account.

(e) No such Account (i) requires the approval of any third Person for such Account to be subject to Lender’s security interest hereunder, (ii) is subject to any legal action, proceeding or investigation (pending or threatened), dispute, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor, except in each case as arising under applicable law, or (iii) is past, or within 180 days of, the statutory limit for collection applicable to the Obligor.

(f) Borrowers do not have any guaranty of, letter of credit support for, or collateral security for, such Account, other than any such guaranty, letter of credit or collateral security in which the Lender has a security interest.

(g) The Obligor with respect to such Account is located in the United States, and is (i) an entity organized under the laws of any jurisdiction in the United States and has its principal office in the United States, or (ii) a state or agency, instrumentality or political subdivision of the United States or a state.

(h) The insurance policy or Contract obligating an Obligor to make payment is and was in full force and effect and applicable to the Obligor at the time the services constituting the basis for such Account were performed.

(i) If requested by Lender, a copy of each related Contract and provider agreement to which any Borrower is a party has been delivered to Lender unless Borrowers shall have, prior to the related Funding Date, delivered a certificate of an Authorized Officer that such delivery is prohibited by the terms of the Contract or by law, and the circumstances of such prohibition.

(j) If such Account is an Unbilled Account, the goods or services giving rise to such Account have been delivered or fully and completely performed, and no more than 30 days have elapsed after the date the services or goods giving rise to such Account were rendered or provided, as applicable, and such Account has been properly recorded in the Borrowers’ books, records, and billing system.

(k) Such Account has an Estimated Net Value which, when added to the Estimated Net Value of all other Accounts owing by the same Obligor and which constitute Eligible Accounts hereunder, does not exceed any applicable Concentration Limit.

(l) Neither such Account nor the related Contract contravenes any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and no party to such related Contract is in violation of any such law, rule or regulation in connection with such Contract.

(m) As of the applicable Funding Date, to the best of Borrowers’ knowledge, (i) no Obligor on such Account is bankrupt, insolvent, or is unable to make payment of its obligations when due, and (ii) except as disclosed to the Lender in writing, no other fact exists which would cause Borrowers reasonably to expect that the amount billed to the related Obligor for such Account will not be paid in full when due or in accordance with its terms.

5.21 Commercial Tort Claims. As of the Closing Date, none of the Borrowers has any commercial tort claims except as shown on Schedule 5.21 hereto.

5.22 Letter of Credit Rights. As of the Closing Date, Borrowers have no letter of credit rights except as shown on Schedule 5.22 hereto.

5.23 Intellectual Property. As of the Closing Date, all trademarks, service marks, patents or copyrights which any Borrower uses, plans to use or has a right to use are shown on Schedule 5.23 attached hereto, and each applicable Borrower is the sole owner of such Property, except for such rights or claims of others in such Property shown on Schedule 5.23. None of the Borrowers is in knowing violation of any rights of any other Person with respect to such Property, except for such violations which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as shown on Schedule 5.23, as of the Closing Date, (i) none of the Borrowers requires any copyrights, patents, trademarks or other intellectual property, or any license(s) to use any patents, trademarks or other intellectual property in order to provide services to its customers or to bill Obligors and collect therefrom, in the ordinary course of business, and (ii) Lender will not require any copyrights, patents, trademarks or other intellectual property or any licenses to use the same in order to provide such services or bill and collect the Accounts, after the occurrence of an Event of Default.

5.24 Management Agreements. Schedule 2 sets forth all Management Agreements between any Borrower as the provider of management services and another Borrower, Subsidiary, or Non-Profit Borrower as of the Closing Date. Borrowers have delivered to Lender true, accurate and complete copies of each such Management Agreement.

5.25 Social Service Providers Captive Insurance Co.. Providence owns 100% of the issued and outstanding Capital Stock of Social Services Providers Captive Insurance Co. (the “Captive”). The Captive has been adequately capitalized by Providence and its Subsidiaries in compliance with all applicable laws and regulations. The sole business activity of the Captive is providing insurance coverage for Providence, its Affiliates, the Non-Profit Borrowers and Managed Entities. None of the Borrowers has guaranteed or otherwise agreed to pay or be responsible for any Indebtedness or obligations of the Captive of any kind or nature which would not be permitted under the terms of this Agreement.

SECTION 6. BORROWERS’ AFFIRMATIVE COVENANTS

Borrowers covenant that until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facilities have been terminated:

6.1 Payment of Taxes and Claims. Borrowers shall pay, and shall cause each of their Subsidiaries to pay, before they become delinquent, all taxes, assessments and governmental charges or levies imposed upon them or upon their respective Property, except for those being contested in good faith with due diligence by appropriate proceedings and for which appropriate reserves have been maintained under GAAP.

6.2 Maintenance of Insurance, Financial Records and Corporate Existence.

(a) Property Insurance. Borrowers shall maintain or cause to be maintained insurance on their Properties against fire, flood, casualty and such other hazards in such amounts, with such deductibles and with such insurers as are customarily used under similar circumstances by companies operating similar businesses in the same industry as Borrowers. The policies of all such casualty insurance shall contain standard loss payable and additional insured clauses issued in favor of Lender with respect to Property included in the Collateral, pursuant to which all losses thereunder shall be paid to Lender as Lender’s interests may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Lender, and shall insure Lender notwithstanding the act or neglect of the insured. At or prior to Closing, Borrowers shall furnish Lender with insurance certificates on Accord Form 27 certified as true and correct and being in full force and effect as of the Closing Date or such other evidence of insurance as Lender may reasonably require. In the event Borrowers fail to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Lender may do so for Borrowers, but Borrowers shall continue to be liable for the same. Each Borrower hereby appoints Lender as its attorney-in-fact, exercisable at Lender’s option, to endorse any check which may be payable to Borrowers in order to collect the proceeds of such insurance that is due to Lender. Any insurance proceeds received by Lender shall promptly be applied by Lender to the Obligations of the Borrowers in the order of priority set forth in Section 2.7(e) hereof.

(b) Liability Insurance. Borrowers shall maintain, and shall deliver to Lender upon Lender’s request, evidence of general and professional liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar areas. The Captive shall at no time provide reinsurance with respect to any insurance policy of the Borrowers, any of their Affiliates, any Non-Profit Borrower or any Managed Entity in an amount exceeding $500,000 per occurrence without Lender’s prior written consent. The Captive shall not provide insurance or reinsurance coverage for any party other than a Borrower, an Affiliate, a Non-Profit Borrower or a Managed Entity, without Lender’s prior written consent.

(c) Financial Records. Borrowers shall keep, and cause each of their Subsidiaries to keep, current and accurate books of records and accounts in which full and correct entries will be made of all of Borrowers’ business transactions, and will reflect in their financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrowers shall not change their Fiscal Year end date without prior written notice to Lender.

(d) Existence and Rights. Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its and each of its Subsidiaries’ legal existence, good standing, rights and franchises, except as permitted to do otherwise pursuant to Section 7.1 hereof.

(e) Compliance with Laws. Each Borrower shall be, and shall cause each of its Subsidiaries to be, in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local (including without limitation environmental or environmental-related laws, statutes, ordinances, rules, regulations and notices), and shall obtain and maintain any and all licenses, permits, franchises, certificates of need, or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except for such violations or failures to obtain which could not reasonably be expected to have a Material Adverse Effect.

6.3 Business Conducted. Borrowers shall continue in the Business presently conducted by Borrowers. Borrowers shall not engage, directly or indirectly, in any material respect in any line of business substantially different from the Business conducted by the Borrowers immediately prior to the Closing Date and businesses reasonably associated therewith.

6.4 Litigation. Borrowers shall give prompt notice to Lender of any litigation pending or threatened against Borrowers or any Subsidiary claiming damages in excess of $100,000 or which may otherwise have a Material Adverse Effect.

6.5 Taxes. Borrowers shall pay, and cause each of their Subsidiaries to pay, all taxes (other than taxes based upon or measured by Lender’s income or revenues), if any, in connection with the Loans and/or the recording of any financing statements or other Loan Documents. The Obligations of Borrowers under this Section 6.5 shall survive the payment of Borrowers’ Obligations under this Agreement and the termination of this Agreement.

6.6 Financial Covenants. Borrowers shall perform and comply with each of the following financial covenants as reflected and computed from their financial statements:

(a) Debt Service Coverage Ratio. As at the end of each Fiscal Quarter of the Borrowers, commencing with the Fiscal Quarter ending June 30, 2005, Borrowers shall maintain a Debt Service Coverage Ratio of at least 1.25:1, measured with respect to each fiscal quarter on the basis of the four fiscal quarters then ended.

(b) Leverage Ratio. As at the end of each Fiscal Quarter of the Borrowers, commencing with the fiscal quarter ending June 30, 2005, Borrowers shall maintain a Leverage Ratio of no more than 3.0:1, measured with respect to each Fiscal Quarter on the basis of the four Fiscal Quarters then ended.

6.7 Financial and Business Information. Borrowers shall deliver and cause to be delivered to Lender the following (all to be in form and substance reasonably satisfactory to Lender):

(a) Financial Statements and Additional Information.

(i) Audited Financial Statements. As soon as available but in any event, within one hundred thirty-five (135) days after the end of each Fiscal Year of Borrowers, financial statements of Borrowers for such year which present fairly the Borrowers’ financial condition, including the balance sheet of Borrowers as at the end of such Fiscal Year and a statement of cash flows and income statement for such Fiscal Year, all on a consolidated and consolidating basis, setting forth in the consolidated statements in comparative form, the corresponding figures as at the end of and for the previous Fiscal Year, all in reasonable detail, including all supporting schedules, and audited by independent public accountants of recognized standing, selected by Borrowers and reasonably satisfactory to Lender, and prepared in accordance with GAAP; and

(ii) Interim Financial Statements.

(A) As soon as available but in any event within forty-five (45) days after the end of each Fiscal Quarter, internally prepared quarterly consolidated and consolidating financial statements for the Borrowers, along with year to date information, including balance sheet, income statement and statements of cash flows with respect to the periods measured; and

(B) As soon as available but in any event within forty-five (45) days after the end of each fiscal month end, internally prepared monthly consolidated and consolidating financial statements for the Borrowers, along with year to date information, including balance sheet, income statement and statements of cash flows with respect to the periods measured;

(iii) Additional Information. Promptly upon request, deliver such other information concerning the Borrowers and the Collateral as Lender may from time to time reasonably request, including Medicare and Medicaid cost reports and audits, annual reports, security law filings and reports to any security holders;

(iv) Projections. No later than sixty (60) days after the beginning of each Fiscal Year, an annual consolidated budget for the Borrowers for the next succeeding fiscal year, which Lender shall maintain as confidential in accordance with the provisions of Section 9.6 hereof;

(v) Good Standing Certificates. Contemporaneously with delivery of the annual financial statements referred to in clause (i) above, a good standing certificate from each Borrower’s respective state of organization or formation evidencing that such Borrower remains in good standing in, and continues to be organized under the laws of, such state.

(vi) Change in Fiscal Year. No later than thirty (30) days prior to the effective date thereof, written notice of any change in Borrowers’ Fiscal Year end.

(vii) Governmental Communications. Within five (5) Business Days after the sending, filing or receipt thereof, copies of all material reports and statements that Providence or any Subsidiary sends to or receives from any national securities exchange or federal governmental securities regulatory agency or that Providence sends to its shareholders generally, including any registration statements or other filings that Providence files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc.

(viii) Insurance Information. Within ten (10) Business Days after the execution thereof, copies of any material agreement, contract or other writing relative to insurance or reinsurance coverage provided by the Captive to any Person.

(b) Notice of Event of Default. Promptly upon an Authorized Officer becoming aware of the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto; and

(c) Notice of Claimed Default. Promptly upon receipt by Borrowers, notice of default, oral or written, given to Borrowers by any creditor for borrowed money in excess of $100,000.

6.8 Officers’ Certificates. Along with the financial statements delivered to Lender by Borrowers at the end of each Fiscal Quarter and Fiscal Year pursuant to Section 6.7(a) hereof, Borrowers shall deliver to Lender a certificate (in the form of Exhibit 6.8 attached hereto and made a part hereof) signed on behalf of each Borrower by the chief financial officer of such Borrower setting forth:

(a) Covenant Compliance. The information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Section 6.6 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.7;

(b) Event of Default. That the signer in his capacity as an Authorized Officer of Borrowers has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or Unmatured Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto;

(c) Changes of Authorized Officers. Any change in the identity of the Authorized Officers of the Borrowers and, in the event of any such change, an incumbency certificate setting forth the name, title and specimen signature of any new Authorized Officer; and

(d) Investments. A summary of all Investments made or incurred by the Borrowers during the period covered by such financial statements, including the nature, amount and beneficiary or recipient of each such Investment.

6.9 Inspection. Borrowers will permit any of Lender’s officers or other representatives to visit and inspect Borrowers’ location(s) or where any Collateral is kept during regular business hours to examine and audit all of Borrowers’ books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss Borrowers’ affairs, finances and accounts with Borrowers’ officers, employees and independent certified public accountants and attorneys. Borrowers shall pay to Lender all reasonable fees based on standard rates for such inspections, currently at the rate of $850 per day, per person (plus out-of-pocket expenses).

So long as no Event of Default has occurred and is continuing, (i) Lender shall provide Borrowers with reasonable notice of any intended inspection, and (ii) Lender shall not conduct more than one such inspection in any fiscal quarter of the Borrowers.

6.10 Tax Returns and Reports. At Lender’s request from time to time, Borrowers shall promptly furnish Lender with copies of the annual federal and state income tax returns of Borrowers and their Subsidiaries.

6.11 Material Adverse Developments. Borrowers agree that promptly upon Borrowers or any of their officers becoming aware of any development or other information which could reasonably be expected to have a Material Adverse Effect, Borrowers shall give Lender telephonic or facsimile notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Lender on the next Business Day after such verbal notice is given.

6.12 Places of Business. Borrowers shall give ten (10) days prior written notice to Lender of (i) any change in (A) the location of the chief executive office of any of the Borrowers or (B) any location at which any Borrower maintains patient or billing information which is not duplicated or capable of being duplicated at any other location for which Lender has received a Landlord Waiver Agreement, or (ii) the establishment of any new, or the discontinuance of any existing place of business. In the event that any Borrower shall establish any new place of business at which patient billing information or billing systems are or will be located, or relocate any such information or systems from a Designated Location to any other place of business of the Borrowers, Borrowers shall deliver to Lender a landlord waiver agreement executed by the lessor of such Property in form and substance reasonably satisfactory to Lender.

6.13 Notice of Action. Borrowers will promptly notify Lender in the event of any legal action, dispute, setoff, counterclaim, defense or reduction that is or which is reasonably expected to be asserted by an Obligor with respect to any Account(s) that may have a material adverse effect on the collectibility of Accounts representing more than one percent (1.0%) of the value of all Eligible Accounts included in the Borrowing Base.

6.14 Verification of Information. At the request of Lender, Borrowers will use commercially reasonable efforts to provide and verify to the Lender the accuracy of information concerning Borrowers of the type provided to Lender in connection with Lender’s decision to enter into this Agreement and such other information concerning Borrowers as Lender may reasonably request in connection with any offering documents with respect to the contemplated securitization of, and sale of securities backed by, the Eligible Accounts pooled together with collateral from other loans in the Lender’s portfolio (the “Securities”), including, without limitation, all information necessary to provide full and complete disclosure to the Lender of all material facts pertaining to an investment in the Securities in compliance with federal and state securities and blue sky laws, and such information may be published in such offering documents and relied upon by Lender and any party arranging the offering of such Securities by Lender or its assignee. No such information provided by the Borrowers to the Lender shall contain any untrue statement of a material fact or omit a material fact (known to the Borrowers in the case of any document not furnished by them) necessary to make the statements contained therein not misleading in light of the circumstances in which the same were made.

6.15 Value Track System™. Borrowers shall permit Lender to interface its Value Track System™ to Borrowers’ data files and will assist Lender in completing and maintaining such interface such that the interface can interpret, track and reconcile the Accounts Detail File provided by Borrowers.

6.16 Commercial Tort Claims. Borrowers shall provide written notice to Lender of any material commercial tort claim to which any Borrower is or becomes a party or which otherwise inures to the benefit of Borrowers and which relates, directly or indirectly, to any Collateral. Such notice shall contain a sufficient description of the commercial tort claim including the parties, the court in which the claim was commenced (if applicable), the docket number assigned to the case (if applicable), and a detailed explanation of the events giving rise to such claim. Borrowers hereby grant Lender a security interest in such commercial tort claim to secure payment of the Obligations. Borrowers shall execute and deliver such instruments, documents and agreements as Lender may reasonably require in order to obtain and perfect such security interest including, without limitation, a security agreement or amendment to this Agreement all in form and substance satisfactory to Lender. Each Borrower authorizes Lender to file (without such Borrower’s signature) financing statements or amendments to existing financing statements as Lender reasonably deems necessary to perfect the security interest; provided, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Lender shall give Borrowers and their counsel a reasonable opportunity to review and comment on each such financing statement or amendment prior to filing.

SECTION 7. BORROWERS’ NEGATIVE COVENANTS

Borrowers covenant that, until all of Borrowers’ Obligations to Lender are paid and satisfied in full and the Credit Facilities have been terminated:

7.1 Merger, Consolidation, Dissolution or Liquidation.

(a) No Borrower shall sell, lease, license, transfer or otherwise dispose of any of their Property, other than: (i) Property sold, leased, licensed, transferred or otherwise disposed of in the ordinary course or ordinary operation of such Borrower’s business; (ii) Property sold, leased, licensed, transferred or otherwise conveyed by such Borrower to another Borrower; and (iii) sales, leases, licenses, transfers and other dispositions of Property in an amount for all of the Borrowers in the aggregate not to exceed $100,000 in any calendar year, in each case, without Lender’s prior written consent, which consent will not be unreasonably withheld.

(b) No Borrower shall merge or consolidate with, or acquire, any Person other than another Borrower, without Lender’s prior written consent, except that (i) Borrowers may consummate Permitted Acquisitions, and (ii) Borrowers may consummate transactions excluded from clauses (a), (b) or (c) of the definition of “Change of Control”.

(c) No Borrower shall commence a dissolution or liquidation without Lender’s prior written consent, except for the dissolution or liquidation of an inactive Subsidiary, provided that any assets of such Subsidiary are transferred to a Borrower.

7.2 Liens and Encumbrances. No Borrower shall cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the Collateral, whether now owned or hereafter acquired, to be subject to any Lien other than (a) Permitted Liens, and (b) Liens on cash deposits securing guarantees and other credit support obligations permitted under Section 7.5(a) hereof.

7.3 [Intentionally Omitted]

7.4 Transactions With Affiliates, Subsidiaries, Non-Profit Borrowers and Managed Entities.

(a) Except for the existing transactions and arrangements described on Schedule 7.4 hereto, no Borrower shall enter into any transaction with any Non-Profit Borrower, any Subsidiary or other Affiliate of any Borrower (other than another Borrower), or any Managed Entity, including, without limitation, the purchase, sale, lease or exchange of Property, or the lending, capitalization or giving of funds (other than as specifically permitted hereunder) to any such Non-Profit Borrower, Affiliate, Subsidiary or Managed Entity, unless (i) the transaction is in the ordinary course of and pursuant to the reasonable requirements of the applicable Borrower’s business and upon terms no less favorable to such Borrower as would be obtained in a comparable arm’s-length transaction with any Person not an Affiliate, Subsidiary, Non-Profit Borrower or Managed Entity, and (ii) such transaction is not otherwise prohibited hereunder. Notwithstanding the foregoing, to the extent not otherwise prohibited hereunder, (x) Providence may raise equity capital from Affiliates, and (y) the Borrowers shall be permitted to incur additional Subordinated Debt on terms and conditions reasonably satisfactory to the Lender.

(b) Subject in any event to the limitations of Section 7.4(a) above, except with the prior written consent of Lender (which consent shall not be unreasonably withheld), no Borrower shall create or acquire any Subsidiary unless such Subsidiary engages in a business substantially related to the Business of Borrowers as conducted immediately prior to the Closing Date, and if required by Lender, such Subsidiary becomes a Borrower hereunder pursuant to the terms of a Joinder Agreement in substantially the form of Exhibit 7.4 attached hereto.

7.5 Guarantees. No Borrower shall, or permit any of its Subsidiaries to, become or be liable, directly or indirectly, primarily or secondarily, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any other Person, except:

(a) Investments consisting of guarantees or other credit support issued by a Borrower with respect to Indebtedness or lease obligations of Affiliates, Subsidiaries which are not Borrowers hereunder, Non-Profit Borrowers and Managed Entities, which are permitted under Sections 7.7(d), 7.7(e) and 7.7(f) hereof;

(b) existing guarantees described on Schedule 7.5 hereto;

(c) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection;

(d) guaranties of Indebtedness permitted under Section 7.6 hereof;

(e) guaranties of leases permitted hereunder of which a Borrower is the lessee;

(f) guaranties of Subordinated Debt, provided that such guaranty is subordinated to the Obligations pursuant to a Subordination Agreement; and

(g) obligations of the Captive in respect of insurance and reinsurance coverage as permitted under Section 6.2(b) above.

7.6 Indebtedness. Without Lender’s prior written consent, no Borrower shall, or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt), except:

(a) Indebtedness in favor of Lender;

(b) Subordinated Debt;

(c) additional Indebtedness outstanding as of the Closing Date and reflected on Schedule 7.6 hereto;

(d) Indebtedness incurred in connection with the acquisition of any real or personal Property by the Borrowers, and obligations under Capitalized Leases, provided that as of any date of determination, the amount thereof shall not exceed the sum of $1,000,000, and provided further, that no such obligation shall be incurred at any time during which an Event of Default or Unmatured Event of Default has occurred and is continuing hereunder;

(e) obligations permitted pursuant to Section 7.5;

(f) inter-company Indebtedness owing to any other Borrower;

(g) provided that no Event of Default or Unmatured Event of Default has occurred and is continuing hereunder at the time of incurrence, additional Indebtedness in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(h) Indebtedness of a Target acquired by the Borrowers through a Permitted Acquisition which becomes a Borrower hereunder pursuant to a Joinder Agreement and/or Indebtedness of a Target assumed by a Borrower in connection with a Permitted Acquisition, in each case, in respect of the acquisition of any real or personal Property by the applicable obligor and obligations under Capitalized Leases of the applicable obligor, provided that the aggregate amount of such Indebtedness does not to exceed $1,000,000 at any time outstanding;

(i) additional Indebtedness of a Target acquired by a Borrower through a Permitted Acquisition which becomes a Borrower hereunder pursuant to a Joinder Agreement and/or additional Indebtedness of a Target assumed by a Borrower in connection with a Permitted Acquisition, in each case, so long as prior to and after giving effect to such Permitted Acquisition and the assumption by the applicable Borrower of such Indebtedness, (A) no Unmatured Event of Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and incurrence of such Indebtedness, and (B) Borrowers would have been in compliance with the provisions of Section 6.6 for the four Fiscal Quarter period reflected in the Compliance Certificate most recently delivered to Lender pursuant to Section 6.8(a) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Indebtedness incurred in connection therewith as if made on the first day of such period); and

(j) obligations of the Captive in respect of insurance and reinsurance coverage as permitted under Section 6.2(b) above.

7.7 Loans, Investments, Acquisitions. No Borrower shall, or permit any of its Subsidiaries to, make or be permitted to have outstanding, directly or indirectly, any Investments or any loans, advances or extensions of credit to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) Loans and advances in favor of other Borrowers made in the ordinary course of business;

(b) Transactions permitted under Section 7.4(a);

(c) Existing equity Investments in Subsidiaries and debt and equity Investments in Borrowers and/or new Subsidiaries permitted under Section 7.4(b) and in connection with Permitted Acquisitions;

(d) Collateralized Investments not exceeding $1,000,000 individually or $3,000,000 in the aggregate outstanding at any time, provided that Borrowers shall not make any such Collateralized Investment at any time that an Unmatured Event of Default or Event of Default has occurred and is continuing;

(e) Additional Investments in Affiliates, Subsidiaries which are not Borrowers hereunder, Non-Profit Borrowers and Managed Entities, so long as prior to and after giving effect to such Investment, (A) no Unmatured Event of Default or Event of Default has occurred and is continuing or would result after giving effect to such Investment, and (B) Borrowers would have been in compliance with the provisions of Section 6.6 for the four Fiscal Quarter period reflected in the Compliance Certificate most recently delivered to Lender pursuant to Section 6.8(a) prior to the making or incurrence of such Investment;

(f) Additional Investments in Persons which may become Managed Entities or Targets, not exceeding $250,000 in the aggregate outstanding at any time; and

(g) The consummation of Acquisitions, subject to the satisfaction of each of the following conditions (a “Permitted Acquisition”):

(i) Lender shall receive at least 30 days’ prior written notice of such proposed Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition, including the identity of the Target;

(ii) such Acquisition shall only involve assets located in the United States or Canada and comprising a business, or those assets of a business of the type engaged in by Borrowers as of the date hereof or ancillary businesses reasonably related to the business engaged in by Borrowers as of the date hereof;

(iii) such Acquisition shall be consensual and shall have been approved by the board of directors or managers of the Target;

(iv) no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Borrowers and the Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target, and (C) Indebtedness and contingent obligations permitted hereunder (including Indebtedness permitted under Section 7.6(h) and 7.6(i) and Subordinated Debt issued to the seller subject to a Subordination Agreement satisfactory to Lender in its sole discretion);

(v) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens and security interests other than Permitted Liens, and at or prior to the closing of any Permitted Acquisition, (A) in the case of a Capital Stock Acquisition, the Target, or in the case of an asset Acquisition, the Person acquiring the assets of the Target, shall be a Borrower hereunder or a wholly-owned Subsidiary of a Borrower which shall become a Borrower hereunder and shall execute a Joinder Agreement pursuant hereto, and (B) Lender will be granted a first priority perfected Lien and security interest in all assets acquired pursuant to such Acquisition or in the assets and Capital Stock of the Target, and Borrowers and the Target (if a Capital Stock acquisition) shall have executed such documents and taken such actions as may be reasonably required by Lender in connection therewith;

(vi) concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Lender, in form and substance reasonably satisfactory to Lender a pro forma consolidated balance sheet, income statement and cash flow statement of Providence and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Providence and its Subsidiaries in accordance with GAAP consistently applied, but taking into account the consummation of such Permitted Acquisition and the funding of all Loans and incurrence of all Indebtedness, if applicable, in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, (A) no Unmatured Event of Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, and (B) Borrowers would have been in compliance with the provisions of Section 6.6 for the four Fiscal Quarter period reflected in the Compliance Certificate most recently delivered to Lender pursuant to Section 6.8(a) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded and Indebtedness incurred, if applicable, in connection therewith as if made on the first day of such period);

(vii) on or prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of the acquisition agreement and related agreements and instruments, Organizational Documents, and such financial statements, reports and other information relative to the Target or the business proposed to be acquired, its assets, principals and such other matters relative to the Target or such business and the proposed Acquisition as Lender shall reasonably request, and all opinions, certificates, lien search results and other documents reasonably requested by Lender; and

(viii) at the time of such Permitted Acquisition and after giving effect thereto, no Unmatured Event of Default or Event of Default has occurred and is continuing.

(h) The consummation of Acquisitions subject to satisfaction of each of the following conditions:

(i) such Acquisitions are funded solely from Borrowers’ funds on hand or Indebtedness permitted hereunder;

(ii) such Acquisitions comply with each of the conditions set forth in clauses (ii), (iii), (iv), (v) and (viii) of Section 7.7(g) above;

(iii) prior to and after giving effect to each such Acquisition, the Borrowers are in pro forma compliance with the provisions of Section 6.6 hereof; and

(iv) the fair market consideration exchanged in connection with such Acquisitions does not exceed (A) $1,000,000 with respect to any individual Acquisition, or (b) $2,500,000 in the aggregate with respect to all Acquisitions consummated pursuant to this Section 7.7(h) during the preceding twelve (12) months.

Lender shall hold such financial statements, reports and other information delivered by Borrowers in connection with any proposed Acquisition confidential in accordance with the terms of any confidentiality agreement executed by Borrowers and disclosed to Lender and, upon the request of Borrowers, Lender shall execute counterparts to such confidentiality agreement and authorize the delivery of such counterparts to such Persons as Borrowers may reasonably request. Notwithstanding the foregoing, the Accounts of the Target shall not be included in Eligible Accounts without the prior written consent of the Lender.

7.8 Withdrawals. Borrowers shall not declare or pay or make any Withdrawals to their Shareholders or their successors or assigns (other than Restricted Payments by a Subsidiary to its parent which is a Borrower hereunder), if, prior to or after giving effect to the applicable Restricted Payment, an Event of Default or Unmatured Event of Default has or would occur and be continuing.

7.9 Payments on Account of Subordinated Debt. Borrowers shall not, and shall not permit any Subsidiary to, make any payment on account of any Subordinated Debt if, prior to or after giving effect to the applicable payment, (i) an Event of Default or Unmatured Event of Default has or would occur, or (ii) the relevant Subordination Agreement would be breached.

7.10 No Interference with Collections. Borrowers shall not, and shall not permit any Subsidiary to, take any action to interfere with the collection of the Accounts, and Borrowers shall not amend or waive the terms and conditions of any Account or any related Contract in any material adverse manner without Lender’s prior written consent. Borrowers will continue to make all payments to Obligors necessary to prevent any Obligor offsetting any earlier overpayment to Borrowers against any amounts such Obligor owes on an Account.

7.11 Deposit Accounts. Borrowers shall not establish any deposit account unless the applicable Borrower(s) shall have delivered to Lender an agreement of the applicable depository institution in form substantially similar to the Provider Account Agreements and sufficient to establish “control” over such deposit accounts in favor of Lender within the meaning of the Uniform Commercial Code.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k), (l) or (r) shall automatically cause an acceleration of the Obligations):

(a) Payments - if Borrowers fail to make any payment of principal or interest on the date when such payment is due and payable and such failure continues for a period of two (2) Business Days; provided however, that the two (2) Business Days grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise; or

(b) Other Charges - if Borrowers fail to pay any other charges, fees, Expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise, and such failure continues for a period of five (5) Business

Days after the earlier of Borrowers becoming aware of such failure or Borrowers receipt of written notice of such failure from Lender; provided however, that the five (5) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default, or otherwise; or

(c) Particular Covenant Defaults - if Borrowers fail to perform, comply with or observe any covenant or undertaking contained in this Agreement not otherwise described in this Section 8.1, and such failure continues for a period of ten (10) Business Days after the earlier of Borrowers becoming aware of such failure or Borrowers receipt of written notice of such failure from Lender; or

(d) Change in Control - a Change in Control shall occur; or

(e) Uninsured Loss - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of $1,000,000 with respect to any portion of the Property of a Borrower; or

(f) Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrowers, contained in or pursuant to this Agreement, or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(g) Agreements with Others - if any Borrower shall default beyond any grace period under any agreement in respect of any Indebtedness for borrowed money in an amount in excess of $250,000 and (i) such default consists of the failure to pay any principal, premium or interest with respect to such Indebtedness, or (ii) such default consists of the failure to perform any covenant or agreement with respect to such Indebtedness, in each case, if the effect of such default is to cause or permit such Borrowers’ obligations which are the subject thereof to become due prior to the scheduled maturity date or prior to the regularly scheduled date of payment; or

(h) Other Agreements with Lender - if an event of default occurs under any other existing or future agreement (related or unrelated) between or among Borrowers and Lender, including without limitation, any other Loan Documents or any lease agreements or finance agreements with any affiliate of Lender; or

(i) Judgments - if any final judgment for the payment of money in excess of $500,000 shall be rendered against any of the Borrowers which is not fully and unconditionally covered by insurance or an appeal bond, or for which Borrowers have not established a cash or cash equivalent reserve in the amount of such judgment; or

(j) Assignment for Benefit of Creditors, etc. - if any Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by such Borrower which could reasonably be expected to have a Material Adverse Effect; or

(k) Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of any of the Borrowers, or the commencement of any proceeding to avoid any transaction entered into by any of the Borrowers, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower’s debts under the Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against Borrowers; provided, however, that the Borrowers shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against them, it being understood that during such forty-five (45) day period, Lender shall be not obligated to make Advances or Term Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(l) Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any of the Borrowers or for any of their Property; provided, however, that the Borrowers shall have forty-five (45) days to obtain the rescission of the appointment of such an official or fiduciary without the consent of the Borrowers, it being understood that during such forty-five (45) day period, Lender shall not be obligated to make Advances of Term Advances hereunder, and Lender may seek adequate protection in any relevant proceeding; or

(m) Execution Process, Seizure, etc. - the issuance of any execution or distraint process against any of the Borrowers which could result in a Material Adverse Effect, or any Property of Borrowers is seized without compensation by any governmental entity, federal, state or local; or

(n) Termination of Business - if Borrowers cease any material portion of their business operations as presently conducted; or

(o) Pension Benefits, etc. - if Borrowers fail to comply with ERISA, so that grounds exist to permit the appointment of a trustee under ERISA to administer their employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

(p) Investigations – Lender reasonably determines, based on evidence received by Lender, that there is reasonable cause to believe that Borrowers may have directly or indirectly been engaged in any type of activity which would be reasonably likely to result in the forfeiture of any Property of Borrowers to any governmental entity, federal, state or local; or

(q) Material Adverse Events -

(i) Lender reasonably determines that an event which materially and adversely affects the likelihood of collection of a material portion of the Accounts has occurred; or

(ii) There shall occur any Material Adverse Effect or a material adverse change occurs in the business or condition of Borrowers.

(r) Lockbox Instructions – Following the occurrence of a Lockbox Trigger Event and notification thereof by Lender to the Lockbox Banks, any instruction or agreement regarding a Lockbox or the bank accounts related thereto is amended or terminated without the written consent of Lender, or if Borrowers fail, within two (2) Business Days of receipt, to forward Collections it receives with respect to any Accounts to the applicable Lockbox.

8.2 Cure. Nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

8.3 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default or Unmatured Event of Default, Lender may, in its discretion, withhold or cease making Advances and Term Advances under the Credit Facilities.

(b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence and during the continuance of an Event of Default, terminate the Credit Facilities.

(c) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, upon or at any time after the occurrence and during the continuance of an Event of Default, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence and during the continuance of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Subject to all applicable laws and regulations governing payment of Medicare and Medicaid receivables, the right to “take possession” of the Collateral, and notify all Obligors of Lender’s security interest in the Collateral and require payment under the Accounts to be made directly to Lender, and Lender may, in its own name or in the name of the applicable Borrowers, exercise all rights of a secured party with respect to the Collateral and collect, sue for and receive payment on all Accounts, and settle, compromise and adjust the same on any terms as may be satisfactory to Lender, in its sole and absolute discretion for any reason or without reason and Lender may do all of the foregoing with or without judicial process (including without limitation notifying the United States postal authorities to redirect mail addressed to Borrowers, to an address designated by Lender); or

(ii) Require Borrowers, at Borrowers’ expense, to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender, which may include providing Lender or any entity designated by Lender with access

(either remote or direct) to Borrowers’ information system for purposes of monitoring, posting payments and rebilling Accounts to the extent deemed desirable by Lender in its sole discretion; or

(iii) The right to reduce or modify the Commitments, the Borrowing Base or any portion thereof, or the Advance Rate, or to modify the terms and conditions upon which Lender may be willing to consider making Loans under the Credit Facilities or to take additional reserves in the Borrowing Base for any reason.

(d) Borrowers hereby agree that a notice received at least ten (10) days before the time of any intended public sale or before the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrowers. Borrowers covenant and agree not to interfere with or impose any obstacle to Lender’s exercise of its rights and remedies with respect to the Collateral.

8.4 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrowers, at any time, under any agreement, with any available remedy and in any order.

8.5 Set-Off. If any bank account or other Property held by or with Lender, or any Affiliate of Lender, or any participant is attached or otherwise liened or levied upon by any third party, Lender (and such participant) shall have and be deemed to have, without notice to Borrowers, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of Borrowers’ Obligations hereunder.

SECTION 9. MISCELLANEOUS

9.1 GOVERNING LAW. THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW JERSEY. THE PROVISIONS OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement. This Agreement, the Revolving Credit Note, the Term Note, the other Loan Documents and all related agreements, and shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver and Indemnity.

(a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.

(b) Borrowers release and shall indemnify, defend and hold harmless Lender, and its officers, directors, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrowers under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrowers’ breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrowers’ failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including without limitation environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence.

(c) Lender shall not be liable for, and Borrowers hereby agree that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrowers’ direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrowers bring suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrowers shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.

9.4 Time. Whenever Borrowers shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers’ performance under all provisions of this Agreement and all related agreements and documents.

9.5 Expenses of Lender.

(a) At Closing and from time to time thereafter, Borrowers will pay all reasonable expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and the other Loan Documents, the enforcement, protection and defense of the rights of Lender in and to the Loans and Collateral or otherwise hereunder, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement (collectively, the “Expenses”). Any Expenses not paid upon demand by Lender shall bear interest at the per annum rate equal to the highest interest rate then applicable to the Loans.

(b) In addition, if at any time following the date of this Agreement, Borrowers effect any change which results in a change in the format or sequence of Borrowers’ data, Borrowers shall pay to Lender its reasonable charge for implementing such changes as are necessary to accommodate the changes in the format or sequence of the data such that the Value Track System™ is capable of importing such data, including an hourly fee of $125.

9.6 Confidentiality. Except as provided in Section 9.17 hereof or to the extent required by law or applicable regulations, Borrowers and Lender agree to maintain the confidentiality of this Agreement and not to disclose the contents hereof or provide a copy hereof to any third party, except (i) accountants, lawyers and financial advisers of the parties who are informed of and agree to be bound by this Section 9.6, and (ii) that copies hereof may be provided to any assignee or participant (or potential assignee or participant) of Lender’s interests herein, any investors or prospective investors who acquire or may acquire Securities backed by Accounts and any parties which facilitate the issuance of such Securities, including rating agencies, guarantors and insurers who are informed of and agree to be bound by this Section 9.6. Subject to disclosures required pursuant to subpoena or under applicable law, Lender agrees to maintain the confidentiality of patient information obtained as a result of its interests in, or duties with respect to, the Accounts. In addition to the foregoing, Lender shall hold all non-public information relating to any Borrower obtained in connection with this Agreement (including, without limitation, information received in the context of matters described in Sections 6.9, 6.10 and 6.11 hereof), any other Loan Document or other documents delivered in connection herewith or therewith as confidential in accordance with customary procedures for handling confidential information of its nature. Unless specifically prohibited by applicable law or court order, the Lender shall notify the Borrowers of any request by any governmental authority or representative thereof for disclosure of any such non-public information prior to disclosure of such information.

9.7 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, Certified or Registered mail, postage prepaid, to the address of such party set forth below, unless such address is changed by written notice hereunder:

Notices to Borrowers:	The Providence Service Corporation
5524 East Fourth Street
Tucson, AZ 85711
Attn: Fletcher J. McCusker, Chief Executive Officer
Telephone: (520) 747-6600
Fax: (520) 747-6605

With a copy to:	Blank Rome, LLP
One Logan Square
18th and Cherry Street
Philadelphia, PA 19103
Attn: Thomas P. Dwyer, Esq.
Telephone: (215) 569-5500
Fax: (215) 569-5555

Notices to Lender:	Healthcare Business Credit Corporation
305 Fellowship Road, Suite 300
Mount Laurel, NJ 08054
Attn: Bernard J. Lajeunesse, President
Telephone: (800) 952-0245
Fax: (856) 222-0568

With a copy to:	Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Attn: Jeffrey M. Wolf, Esq.
Telephone: (617) 310-6000
Fax: (617) 310-6001

(b) Any notice sent by Lender or Borrowers, by any of the above methods shall be deemed to be given when so received.

(c) Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.8 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.9 Survival. All warranties, representations, and covenants made by any or all Borrowers and/herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Notes and the other Loan Documents, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

9.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrowers may not transfer, assign or delegate any of their duties or obligations hereunder. Lender shall have the right at any time or times to assign all or any portion of the Credit Facilities and the Commitments and/or grant participations in the Obligations, provided, however, that so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (i) Lender shall notify the Borrower Agent of any proposed assignment and Borrowers shall have the right to approve the applicable assignee (which approval shall not be unreasonably withheld or delayed), and (ii) the Lender shall negotiate in good faith with the Borrowers to amend this Agreement and the other Loan Documents to add reasonable and customary language relating to multiple lenders. Notwithstanding the foregoing, the Borrowers shall not have the right to approve (x) an assignment of the rights of Lender with respect to the Loans as collateral security to Lender’s funding sources, (y) any assignment by Lender in connection with the consummation of any securitization or sale of Securities contemplated by Section 9.14 hereof, or (z) a sale of the Lender or all or a substantial portion of its portfolio of loans.

9.11 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

9.12 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers and Lender.

9.13 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrowers. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrowers’ duty of performance, including, without limitation, Borrowers’ duties under any account or contract with any other Person.

9.14 Waivers.

(a) Borrowers hereby consent and agree that Lender, at any time or from time to time in its discretion may: (i) settle, compromise or grant releases for liabilities of Borrowers, and/or any other Person or Persons liable for any Obligations; (ii) following the occurrence of an Event of Default, exchange, release, surrender, sell, subordinate or compromise any Collateral of any party now or hereafter securing any of the Obligations; and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from Borrowers who hereby agree and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.

(b) The liability of Borrowers hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons, or in any Property, (ii) the invalidity or unenforceability of any Obligations or rights in any Collateral, (iii) any delay in making demand upon Borrowers or any delay in enforcing, or any failure to enforce, any rights against Borrowers or in any Collateral even if such rights are thereby lost, (iv) any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of Borrowers, or any other party securing the Obligations, (v) the existence or non-existence of any defenses which may be available to the Borrowers with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against any of Borrowers.

9.15 CONSENT TO JURISDICTION. BORROWERS AND LENDER HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWERS WAIVE ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWERS IRREVOCABLY AGREE TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.

9.16 WAIVER OF JURY TRIAL. BORROWERS AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.17 Publication. Borrowers grant Lender the right to publish and/or advertise information to the effect that this transaction has closed, which information may include, without limit, (i) the names of Borrowers and Lender, (ii) the size of the transaction and (iii) those items of information commonly included within a “tombstone advertisement” of the type customarily published in financial or business periodicals.

9.18 Discharge of Taxes, Borrowers’ Obligations, Etc. Lender, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers, if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Lender, to: (a) pay for the performance of any of Borrowers’ Obligations hereunder, and (b) discharge taxes or liens, at any time levied or placed on any of Borrowers’ Property in violation of this Agreement unless Borrowers are in good faith with due diligence by appropriate proceedings contesting such taxes or liens. Lender may, in its discretion, upon five (5) Business Days’ notice to Borrower Agent (unless an Event of Default shall have occurred, in which case no such notice shall be required), fund an Advance to pay Expenses hereunder. Lender shall have no obligation to make any such payment or Advance, and such payments and Advances made by Lender shall not be construed as a waiver by Lender of an Event of Default under this Agreement.

9.19 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of Borrowers’ Obligations hereunder, Lender may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.

9.20 Privacy of Patient Information. Lender acknowledges and agrees that Borrowers may be required to adhere to certain restrictions and conditions regarding the use and/or disclosure of the patient health information to which Lender has access under this Agreement in order to comply with applicable federal and state laws and/or regulations governing the security, integrity and confidentiality of patient health information, including, but not limited to, regulations, standards or rules promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (collectively, “Privacy Laws”). In the event any Privacy Laws are interpreted by Borrowers to require, or any Covered Entity (as defined under HIPAA) requires, the parties to amend their business practices regarding the use and/or disclosure of patient health information hereunder, Lender agrees, at Borrowers’ sole cost and expense, to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under the Privacy Laws to assure that the patient health information to which Lender has access under this Agreement is used and disclosed solely as permitted under the Privacy Laws, including but not limited to, amendment of this Agreement; provided, however, that if Lender reasonably determines that any such compliance or action would have a material adverse effect on the Collateral, the ability of Lender to enforce its rights and remedies under this Agreement as a whole or Lender’s ability to monitor the Collateral to the extent required to enable the Lender to make accurate determinations concerning the face amount, balance and Estimated Net Value of Accounts, the extent to which Accounts constitute Eligible Accounts, the extent to which Accounts constitute Defaulted Accounts, and the amount of Collections in respect of Accounts, then Lender may, upon 180 days prior notice, terminate the Credit Facilities and upon such termination Borrowers shall immediately repay all outstanding Obligations. Lender acknowledges and agrees that Borrowers shall not be obligated to pay a Termination Fee in the event that the Credit Facility is terminated by Lender under this Section 9.20.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWERS:

THE PROVIDENCE SERVICE CORPORATION, individually and as Borrower Agent		PROVIDENCE OF ARIZONA, INC.

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

PROVIDENCE SERVICE CORPORATION OF TEXAS		PROVIDENCE SERVICE CORPORATION OF OKLAHOMA, INC.

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

FAMILY PRESERVATION SERVICES, INC.		PROVIDENCE SERVICE CORPORATION OF MAINE

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

FAMILY PRESERVATION SERVICES OF FLORIDA, INC.		FAMILY PRESERVATION SERVICES OF NORTH CAROLINA, INC.

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

FAMILY PRESERVATION SERVICES OF WEST VIRGINIA, INC.		CAMELOT CARE CORPORATION

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

CAMELOT CARE CENTERS, INC.		PROVIDENCE SERVICE CORPORATION OF DELAWARE

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

FAMILY PRESERVATION SERVICES OF WASHINGTON D.C., INC.		DOCKSIDE SERVICES, INC.

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

POTTSVILLE BEHAVIORAL COUNSELING GROUP, INC.		PROVIDENCE COMMUNITY SERVICES, LLC

By:	/s/ Fletcher McCusker	By:	/s/ Michael N. Deitch
Name:	Fletcher McCusker	Name:	Michael N. Deitch
Title:	CEO	Title:	Secretary

COLLEGE COMMUNITY SERVICES		CHOICES GROUP, INC.

By:	/s/ Michael N. Deitch	By:	/s/ Fletcher McCusker
Name:	Michael N. Deitch	Name:	Fletcher McCusker
Title:	Secretary	Title:	CEO

RIO GRANDE MANAGEMENT CO., LLC		PROVIDENCE MANAGEMENT CORPORATION OF FLORIDA

By:	/s/ Fletcher McCusker	By:	/s/ Chris Reinecker
Name:	Fletcher McCusker	Name:	Chris Reinecker
Title:	CEO	Title:	Secretary

CYPRESS MANAGEMENT SERVICES, INC.		CHILDREN’S BEHAVIORAL HEALTH, INC.

By:	/s/ Fletcher McCusker	By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker	Name:	Fletcher McCusker
Title:	CEO	Title:	CEO

THE BEHAVIORAL ASSESSMENT CENTER, INC.

By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker
Title:	CEO

LENDER:

HEALTHCARE BUSINESS CREDIT CORPORATION

By:	/s/ Michael D. Gervais
Name:	Michael D. Gervais
Title:	VP-Portfolio Management

The following sets forth a list of omitted schedules and exhibits. The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

Exhibit A	—	Existing Borrowers
Exhibit B	—	New Borrowers
Exhibit 2.1(b)	—	Form of Revolving Credit Note
Exhibit 2.2(b)	—	Form of Borrowing Base Report
Exhibit 2.2(c)	—	Form of Advance Request
Exhibit 2.3(c)	—	Form of Term Note
Exhibit 4.2A	—	Form of Notice to Commercial Obligor
Exhibit 4.2B	—	Form of Notice to Governmental Obligor
Exhibit 6.8	—	Form of Officer’s Certificates
Exhibit 7.4	—	Form of Joinder Agreement

Schedule 1	—	Ineligible Obligors and Concentration Limits
Schedule 2	—	Management Agreements
Schedule 5.1	—	Borrowers’ States of Qualifications
Schedule 5.2	—	Chief Executive Office; Places of Business; Additional Names
Schedule 5.3	—	Provider Identification Numbers
Schedule 5.4	—	Pending Litigation
Schedule 5.6	—	Permitted Liens
Schedule 5.9	–	Fiscal Year End; Tax I.D. Numbers
Schedule 5.11	—	Existing Guaranties, Investments Joint Ventures, etc.
Schedule 5.13	—	Environmental Matters
Schedule 5.14	—	Capital Stock
Schedule 5.15	—	Lockboxes
Schedule 5.21	—	Commercial Tort Claims
Schedule 5.22	—	Letter of Credit Rights
Schedule 5.23	—	Intellectual Property
Schedule 7.4	—	Transactions with Affiliates or Subsidiaries
Schedule 7.5	—	Existing Guarantees
Schedule 7.6	—	Existing Indebtedness